UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Commerce Bancshares, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒ No fee required.

☐ Fee paid previously with preliminary materials.

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

March 8, 2024

Dear Shareholder:
You are cordially invited to attend the Annual Meeting of the Shareholders of Commerce Bancshares, Inc. The Annual Meeting will be a Virtual Meeting. It will be held at 9:30 a.m. on April 17, 2024, and you may attend the meeting via the live webcast by visiting https://meetnow.global/MJU5XK6. Shareholders will log in using their control numbers. There is no longer a password required. Please note that there will be no in-person meeting for you to attend.
We are again utilizing the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their shareholders over the Internet. This process allows us to expedite receipt of materials, lower the costs of distribution, and reduce the environmental impact. The accompanying Notice of Annual Meeting of Shareholders and Proxy Statement describe the items to be considered and acted upon by the shareholders.
If you own shares of record, you may vote your shares online, by telephone, or you may request materials by following the instructions on the Notice. Whether or not you plan to attend this meeting via the live webcast, please vote as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You can revoke your proxy any time before the Annual Meeting and issue a new proxy as you deem appropriate. You will find the procedures to follow if you wish to change or revoke your proxy on page 3 of this Proxy Statement. Your vote is very important. I look forward to you attending the meeting.

Sincerely,
DAVID W. KEMPER
Executive Chairman

(This page intentionally left blank)

Notice of Annual Meeting of Shareholders of
Commerce Bancshares, Inc.

Date:	April 17, 2024

Time:	9:30 a.m., Central Time

Place:
The Annual Meeting will be conducted virtually. You are entitled to attend and participate in the Annual Meeting only if you were a shareholder of record as of the record date or hold a valid proxy for the meeting. Those shareholders will be able to attend the Annual Meeting virtually, vote their shares and submit questions during the meeting via live audio webcast by visiting: https://meetnow.global/MJU5XK6. To participate, you will need the 16-digit control number included in your proxy materials or on your proxy card; there is no longer a password required. Please note that there will be no in-person meeting for you to attend.

Purposes:	1. To elect three Directors to the 2027 Class for a term of three years;

2. To ratify the selection of KPMG LLP as the Company's independent registered public accounting firm for 2024;

3. Advisory approval of the Company's executive compensation (“Say on Pay”); and

4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Who Can Vote:
Shareholders at the close of business on February 20, 2024 are entitled to vote at the meeting. If your shares are registered in the name of a bank or brokerage firm, such procedures are described on the voting form sent to you.

How You Can Vote:	You may vote your proxy over the Internet or by telephone; or you may request materials to vote by mail. The Notice of Internet Availability of Materials ("Notice") contains instructions on how to access our Proxy and Annual Report online and has instructions for requesting such materials by mail.
By Authorization of the Board of Directors,
MARGARET M. ROWE
Secretary
March 8, 2024

Important Notice regarding the availability of proxy materials for the
Shareholder Meeting to be held on April 17, 2024
The Proxy Statement and Annual Report to Shareholders are available at www.edocumentview.com/CBSH

The Proxy Statement and Annual Report to Shareholders are also available on the
Company’s website at www.commercebank.com/ir

Your Vote Is Important. Whether You Own One Share or Many, Your Prompt Cooperation in Voting Your Proxy Is Greatly Appreciated.

(This page intentionally left blank)

AUDIT AND RISK COMMITTEE REPORT	45
Pre-approval of Services by the External Independent Registered Public Accounting Firm	46
Fees Paid to KPMG LLP	46
PROPOSAL TWO — RATIFICATION OF THE SELECTION OF KPMG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2024	46
PROPOSAL THREE — SAY ON PAY — ADVISORY APPROVAL OF THE COMPANY'S EXECUTIVE COMPENSATION	46
OTHER MATTERS	47
ELECTRONIC ACCESS TO PROXY STATEMENT AND ANNUAL REPORT	47

PROXY STATEMENT
COMMERCE BANCSHARES, INC.
1000 Walnut Street
Kansas City, Missouri 64106
Annual Meeting April 17, 2024
SOLICITATION
This Proxy Statement, the accompanying proxy card and the 2023 Annual Report to Shareholders of Commerce Bancshares, Inc. (the “Company” or “Commerce”), are first being made available to security holders on or about March 8, 2024. The Board of Directors of the Company (the "Board" or “Board of Directors”) is soliciting your proxy to vote your shares at the Annual Meeting of Shareholders (the “Meeting”) on April 17, 2024. The Board is soliciting your proxy to give all shareholders of record the opportunity to vote on matters that will be presented at the Meeting. This Proxy Statement provides you with information on these matters to assist you in voting your shares.
What is a Proxy?
A proxy is your legal designation of another person (the “proxy”) to vote on your behalf. By completing and returning the enclosed proxy card, you are giving David W. Kemper and John W. Kemper, who were appointed by the Board, the authority to vote your shares in the manner you indicate on your proxy card.
Why did I receive more than one proxy card?
You will receive multiple proxy cards if you hold your shares in different ways (e.g., joint tenancy, trusts, custodial accounts) or in multiple accounts. If your shares are held by a broker, banker, trustee or nominee (i.e., in “street name”), you will receive your proxy card or other voting information from your broker, bank, trustee, or nominee, and you will return your proxy card or cards to your broker, bank, trustee or nominee. You should vote on and sign each proxy card you receive.
Only one Notice of Internet Availability of Proxy Materials or set of printed proxy materials was delivered to my address, but there are two or more shareholders at this address. How do I request additional copies of the proxy materials?
    Computershare Trust Company, N.A., the entity retained to mail the Notice of Internet Availability of Proxy Materials or printed proxy materials to the Company’s registered owners, has been instructed to deliver only one notice or set of printed proxy materials to multiple security holders sharing an address unless the Company has received contrary instructions from you or one of the other shareholders. The Company will promptly deliver a separate copy of the notice or set of printed proxy materials for this year’s Annual Meeting or for any future meetings to any shareholder upon written or oral request. To make such request, please contact Computershare at 800-317-4445, hearing impaired/TDD at 800-952-9245, or write to Computershare, P.O. Box 43078, Providence RI 02940-3078. Overnight correspondence should be sent to Computershare, 150 Royall St., Suite 101, Canton, MA 02021. Similarly, you may contact Computershare through any of these methods if you receive multiple notices or sets of printed proxy materials and would prefer to receive a single copy in the future.
VOTING INFORMATION
Who is qualified to vote?
You are qualified to receive notice of and to vote at the Meeting if you owned shares of common stock, $5.00 par value, of the Company ("Common Stock"), at the close of business on the record date of Tuesday, February 20, 2024.
How many shares of Common Stock may vote at the Meeting?
As of February 20, 2024, there were 130,207,317 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock is entitled to one vote on each matter presented.

What is the difference between a “shareholder of record” and a “street name” holder?
These terms describe how your shares are held. If your shares are registered directly in your name with Computershare Trust Company, N.A., the Company’s transfer agent, you are a “shareholder of record.” If your shares are held in the name of a broker, bank, trustee or other nominee as a custodian, you are a “street name” holder.
How do I vote my shares?
If you are a “shareholder of record,” you have several choices. You can vote your proxy:
•via the Internet,
•over the telephone, or
•by requesting materials and using the proxy card enclosed with the materials.
Please refer to the specific instructions set forth on the Notice or proxy card. For security reasons, the electronic voting system has been designed to authenticate your identity as a shareholder.
If you hold your shares in “street name,” your broker, bank, trustee or nominee will provide you with materials and instructions for voting your shares.
Can I vote my shares in person at the Meeting?
The Annual Meeting will be a Virtual Meeting. You are entitled to attend and participate in the Annual Meeting only if you were a shareholder of record as of the record date or hold a valid proxy for the meeting. Those shareholders will be able to attend the Annual Meeting virtually, vote their shares and submit questions during the Meeting via live audio webcast by visiting: https://meetnow.global/MJU5XK6. To participate, you will need the 16-digit control number included in your proxy materials or on your proxy card; there is no longer a password required. Please note that there will be no in-person meeting for you to attend.
What are the Board’s recommendations on how I should vote my shares?
The Board recommends that you vote your shares as follows:

Proposal One	FOR the election of all three nominees for the 2027 Class of Directors with terms expiring at the 2027 Annual Meeting of Shareholders.

Proposal Two	FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm (independent auditors) for the fiscal year ending December 31, 2024.

Proposal Three	FOR the approval of the Company's executive compensation (Say on Pay).

What are my choices when voting?

Proposal One	You may cast your vote in favor of electing the nominees as Directors or withhold your vote on one or more nominees.

Proposal Two	You may cast your vote in favor of, or against, the proposal, or you may elect to abstain from voting your shares.

Proposal Three	You may cast your vote in favor of, or against, the proposal, or you may elect to abstain from voting your shares.

Shareholders do not have dissenters' rights of appraisal in connection with these proposals.

How would my shares be voted if I do not specify how they should be voted?
If you sign and return your proxy card without indicating how you want your shares to be voted, the proxies will vote your shares as follows:

Proposal One	FOR the election of all three nominees for the 2027 Class of Directors with terms expiring at the 2027 Annual Meeting of Shareholders.

Proposal Two	FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm (independent auditors) for the fiscal year ending December 31, 2024.

Proposal Three	FOR the approval of the Company's executive compensation. (Say on Pay).

How are votes withheld, abstentions and broker non-votes treated?
If your shares are held in street name, unless you provide voting instructions to your broker, bank, trustee, or other nominee, your shares will not be voted on Proposals One, Two or Three. Those unvoted shares are referred to as broker non-votes and will be treated as not entitled to vote and have no effect on the outcome. In the election of Directors, broker non-votes will be considered solely for quorum purposes and are not counted for the election of Directors; withheld votes will be treated as votes against a Director. On Proposal Two (ratification of the appointment of KPMG LLP), your broker, bank, trustee, or other nominee may exercise its discretion and vote on Proposal Two. Abstentions will be treated as votes against Proposal Two. On Proposal Three (approval of the Company’s executive compensation), abstentions will be treated as votes against such matters.
Can I change my vote after I have mailed in my proxy card?
If you are a “shareholder of record,” you may revoke your proxy by doing one of the following:
•by sending a written notice of revocation to the Secretary of the Company that is received prior to the Meeting, stating that you revoke your proxy;
•by delivery of a later-dated proxy (including a telephone or Internet vote) and submitting it so that it is received prior to the Meeting in accordance with the instructions included on the proxy card(s); or
•by attending the meeting online at https://meetnow.global/MJU5XK6 and voting your shares at the virtual meeting. To participate, you will need the 16-digit control number included in your proxy materials or on your proxy card; there is no longer a password required.
If you hold shares in “street name,” contact your broker, bank, trustee or other nominee for directions on how to change your vote.
What vote is required to approve each proposal?

Proposal One	requires the affirmative vote of a majority of those shares represented by proxy and entitled to vote thereon at the Meeting.

Proposal Two	requires the affirmative vote of a majority of those shares represented by proxy and entitled to vote thereon at the Meeting.

Proposal Three	requires the affirmative vote of a majority of those shares represented by proxy and entitled to vote thereon at the Meeting. The vote on Proposal Three is a non-binding advisory vote.

Who will count the votes?
Representatives from Computershare Trust Company, N.A., the transfer agent, will count the votes and provide the results to the Inspectors of Election who will then tabulate the votes at the Meeting.

Who pays the cost of a proxy solicitation?
The cost of solicitation of proxies will be borne by the Company. In addition to solicitation by mail, proxies may be solicited personally or by telephone, facsimile transmission or via email by regular employees of the Company. Morrow Sodali LLC, 333 Ludlow Street, 5th Floor, South Tower, Stamford, Connecticut 06902, has been retained by the Company, at an estimated cost of $11,500 plus reasonable out-of-pocket expenses, to aid in the solicitation of proxies; shareholders may contact Morrow Sodali LLC, at (800) 662-5200 and brokers and banks may contact Morrow Sodali LLC, at 203-658-9400. Brokerage houses and other custodians, nominees and fiduciaries may be requested to forward soliciting material to their principals and the Company will reimburse them for the expense of doing so. This Proxy Statement and proxy will be first sent to security holders on or about March 8, 2024.
Is this Proxy Statement the only way that proxies are being solicited?
No. As stated above, the Company has retained Morrow Sodali LLC to aid in the solicitation of proxy materials. In addition to mailing these proxy materials, certain directors, officers or employees of the Company may solicit proxies by telephone, facsimile transmission, e-mail or personal contact. They will not be compensated for doing so.
If you have any further questions about voting your shares or attending the Meeting, please call the Company’s Secretary, Margaret M. Rowe at 816-234-2371.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Security ownership of certain beneficial owners:
This table includes each person known as of February 20, 2024 to be the beneficial owner of 5% or more of the Company’s outstanding Common Stock. Under applicable Securities and Exchange Commission Rules, beneficial ownership of shares includes shares as to which a person has or shares voting power and/or investment power.

Name and Address of Beneficial Owner	Number of shares (7)		Percent of Class (7)
Commerce Bank	7,326,153	(1)(2)	5.6
1000 Walnut Street Kansas City, Missouri 64106
The Vanguard Group	12,372,518	(3)	9.5
100 Vanguard Blvd. Malvern, PA 19355
BlackRock, Inc.	10,983,168	(4)	8.4
50 Hudson Yards New York, NY 10001
Aristotle Capital Management, LLC	8,844,209	(5)	6.8
11100 Santa Monica Blvd., Suite 1700 Los Angeles, CA 90025
State Street Corporation	7,133,722	(6)	5.5
1 Congress Street, Suite 1 Boston, MA 02114-2016
_______________________________________
(1)These shares represent the beneficial ownership of the Company’s Common Stock held in various trust capacities. Of those shares Commerce Bank had (i) sole voting power over 1,361,181 shares; (ii) shared voting power over 3,198,037 shares; (iii) sole investment power over 2,929,646 shares; and (iv) shared investment power over 1,535,308 shares.
(2)Those shares for which Commerce Bank has shared voting power include 2,757,864 shares held as Trustee for the Commerce Bancshares, Inc. Participating Investment Plan (the “Plan”), a 401(k) plan established for the benefit of the Company’s employees. Pursuant to the Plan, participants are entitled to direct the Trustee with regard to the voting of each participant’s shares held in the Plan. As to any shares for which no timely directions are received, the Trustee will vote such shares in accordance with the direction of the Company.
(3)This information is based solely on a Schedule 13G/A filed with the Securities and Exchange Commission (the "SEC") on February 13, 2024. Based upon the information contained in the filing, The Vanguard Group has sole voting and dispositive power with respect to 0 and 12,200,227 shares, respectively, shared voting and dispositive power with respect to 42,773 and 172,291 shares, respectively, and beneficially owns 12,372,518 shares of the Company’s Common Stock.
(4)This information is based solely on a Schedule 13G/A filed with the SEC on January 25, 2024. Based upon the information contained in the filing, BlackRock, Inc. has sole voting and dispositive power with respect to 10,721,003 and 10,983,168 shares, respectively, and beneficially owns 10,983,168 shares of the Company’s Common Stock.
(5)This information is based solely on a Schedule 13G/A filed with the SEC on February 14, 2024. Based upon the information contained in the filing, Aristotle Capital Management, LLC has sole voting and dispositive power with respect to 8,236,348 and 8,844,209 shares, respectively, and beneficially owns, 8,844,209 shares of the Company’s Common Stock.
(6)This information is based solely on a Schedule 13G/A filed with the SEC on January 25, 2024. Based upon the information contained in the filing, State Street Corporation shared voting and dispositive power with respect to 762,256 and 7,129,643 shares, respectively, and beneficially owns, 7,133,722 shares of the Company’s Common Stock.
(7)Ownership as of December 31, 2023.

Security ownership of management:
The following information pertains to the Common Stock of the Company beneficially owned, directly or indirectly, by all Directors and nominees for Director, the executive officers named in the Summary Compensation Table, and by all Directors, nominees and executive officers of the Company as a group as of December 31, 2023.

Name of Beneficial Owner	Number of shares		Percent of Class
Kevin G. Barth	156,508	(2)	*
Terry D. Bassham	21,323		*
Blackford F. Brauer	36,826		*
W. Kyle Chapman	3,851		*
Karen L. Daniel	11,936		*
Earl H. Devanny, III	27,735		*
June McAllister Fowler	3,576		*
John K. Handy	67,527	(2)
Robert S. Holmes	53,076	(2)	*
David W. Kemper	1,215,372	(2)(4)	1.3
	120,566	(1)
	257,680	(3)
	47,820	(5)
John W. Kemper	216,247	(2)(5)	1.3
	257,680	(3)
	1,177,198	(4)
Jonathan M. Kemper	1,319,191	(2)	1.3
	128,090	(1)
	257,680	(3)
Charles G. Kim	141,621	(2)	*
Benjamin F. Rassieur, III	35,352		*
Todd R. Schnuck	24,897		*
Christine B. Taylor	4,024		*
Kimberly G. Walker	30,218		*
All Directors, nominees and executive officers as a group (including those listed above)	4,101,100	(2)	3.1
_______________________________________
(1)Shared voting power and investment power.
(2)Includes shares which could be acquired within 60 days by exercise of stock appreciation rights (SARs). Shares acquired by exercise of SARs were computed on a net basis, assuming the rights were exercised at a price equal to the fair market value of the Common Stock at December 31, 2023. Shares which could be acquired within 60 days by exercise of SARs are as follows: Messrs. Kevin G. Barth — 4,741; John K. Handy — 892; Robert S. Holmes — 3,109; David W. Kemper — 11,331; John W. Kemper — 19,188; Jonathan M. Kemper — 42,296;  Charles G. Kim — 12,730; and all Directors, nominees and executive officers as a group (including those listed above) — 106,315.
(3)Owned by a corporation for which Messrs. David W. Kemper, John W. Kemper and Jonathan M. Kemper are shareholders and serve as Directors. Messrs. David W. Kemper, John W. Kemper and Jonathan M. Kemper disclaim beneficial ownership of such shares, other than to the extent of their pecuniary interests.
(4)Includes 1,177,198 shares of which Mr. David W. Kemper is the beneficial owner, but shares voting power with Mr. John W. Kemper.
(5)Includes 47,820 shares of which Mr. John W. Kemper is the beneficial owner, but shares voting power with Mr. David W. Kemper.
*    Less than 1%

COMPOSITION OF THE BOARD, BOARD DIVERSITY AND DIRECTOR QUALIFICATIONS
Composition of the Board
As of December 31, 2023, the full Board consisted of thirteen Directors. The Board was divided into three classes consisting of one class of five Directors (2025 Class) and two classes of four Directors (2026 and 2024 Classes). The Directors in each class serve a three-year term. The term of each class expires at successive Annual Meetings so that the shareholders elect one class of Directors at each Annual Meeting.
Board Diversity
The Committee on Governance/Directors seeks nominees with a broad diversity of experience, professions, and perspectives, including diversity with respect to race, ethnicity, gender, geography, and areas of expertise. The Committee ensures that women and minority candidates are included in the candidate pool from which non-incumbent Director nominees are selected, and it employs a variety of strategies to help develop a diverse candidate pool.
The tables below provide certain highlights of the composition of our Board members as of December 31, 2023, and December 31, 2022. Each of the categories listed in the table below has the meaning as it is used in Nasdaq Rule 5605(f).

Board Diversity Matrix (As of December 31, 2023)
Total Number of Directors	13
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	9	—	1
Part II: Demographic Background
African American or Black	1	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latino/a	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	2	9	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—
Did Not Disclose Demographic Background	1

Board Diversity Matrix (As of December 31, 2022)
Total Number of Directors	13
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	7	—	3
Part II: Demographic Background
African American or Black	1	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latino/a	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	2	7	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—
Did Not Disclose Demographic Background	3

Director Qualifications
With respect to its recommendations of prospective candidates to the Board, the Committee on Governance/Directors may establish the criteria for Director service and will consider, among other things, the independence of the candidates under applicable standards and such experience and moral character as to create value to the Board, the Company and its shareholders. With respect to incumbent candidates, the Committee on Governance/Directors also considers meeting attendance, meeting participation and ownership of Company stock. The criteria and selection process are not standardized and may vary from time to time. Relevant experience in business, government, the financial industry, cybersecurity, education and other areas are prime measures for any nominee. Additional areas of expertise typically sought by the Committee include, but are not limited to: audit and controls, corporate governance, finance, accounting, major lines of business within the Company, business strategy, specific industries strategically important to the Company, and risk management.

PROPOSAL ONE

ELECTION OF THE 2027 CLASS OF DIRECTORS
Director Nominees
Effective as of the date of the Meeting, the full Board will consist of twelve Directors. The Board will be divided into three classes consisting of one class of five Directors (2025 Class), one class of four Directors (2026 Class) and one class of three Directors (2027 Class). The Company will review class composition and will consider a redistribution of Directors among classes in 2025.
The election of three Directors to the 2027 Class will take place at the Meeting. At its meeting on February 2, 2024, the Board approved the recommendation of the Committee on Governance/Directors that three 2027 Class Directors be elected for a three-year term.
If elected, the three 2027 Class Director nominees will serve on the Board until the Annual Meeting in 2027, or until their successors are duly elected and qualified in accordance with the Company’s Bylaws. If any of the three nominees should become unable to accept election, the persons named on the proxy card as proxies may vote for such other person(s) recommended by the Company’s Board of Directors. Management has no reason to believe that any of the three nominees for election named below will be unable to serve.

The Board of Directors Recommends that Shareholders Vote FOR All Three Nominees Listed Below

Nominees For Election to the 2027 Class of Directors:

Terry D. Bassham, 63 Retired Chief Executive Officer and President Evergy, Inc. Director Since: February 2013
Committees: Compensation and Human Resources Committee (Chairman), Committee on Governance/Directors and Executive Committee

Other Directorships: None

Discussion: Prior to his retirement as President & CEO of Evergy, Inc., Mr. Bassham served as Chairman of the Board, President and CEO (since June 2012), of Great Plains Energy, KCP&L, and Greater Missouri Operations. As of January 2021, Mr. Bassham retired from all responsibilities at Evergy. Mr. Bassham originally served as KCP&L Executive Vice President of Finance, Strategic Development and CFO, and subsequently as Executive Vice President of Utility Operations. He graduated from the University of Texas-Arlington and earned a Juris Doctor degree from St. Mary's University Law School in San Antonio, Texas. Mr. Bassham previously practiced as a regulatory attorney and has served as an advisory director of the Company's banking subsidiary in Kansas City. He is active in the Kansas City area community and has served as a board member of the Kansas City Scholars. Mr. Bassham brings to the Board an inside perspective of the energy industry and experience in a highly regulated industry with a publicly traded company.

John W. Kemper, 46 President and Chief Executive Officer Commerce Bancshares, Inc. Director Since: September 2015
Committees: Executive Committee

Other Directorships: Tower Properties Company (since March 2008)

Discussion:
John W. Kemper is President and Chief Executive Officer of Commerce Bancshares, Inc., and Chairman and Chief Executive Officer of Commerce Bank. Mr. Kemper joined Commerce in 2007 leading strategy and working across a number of leadership roles within the Company. Prior to his current role, Mr. Kemper served as the Company’s President and Chief Operating Officer. Before joining Commerce, Mr. Kemper worked as an Engagement Manager in the New York and Chicago offices of McKinsey & Co. While at McKinsey, Mr. Kemper led consulting teams on strategy and operations engagements for a number of clients in the financial services and airline industries. Mr. Kemper holds a Bachelor of Arts in history and political science from Stanford University, a Master of Science in economic history from the London School of Economics and an M.B.A. from Northwestern University's Kellogg School of Management. Mr. Kemper is a member of the Visa Executive Client Counsel and serves on the boards of several civic organizations in the St. Louis region. Mr. Kemper is the son of David W. Kemper, Executive Chairman of the Board, and nephew of Jonathan M. Kemper, retired Chairman Emeritus, Commerce Bank, Kansas City Region.

Jonathan M. Kemper, 70 Retired Chairman Emeritus Commerce Bank, Kansas City Region Director Since: February 1997
Committees: None

Other Directorships: Tower Properties Company (Non-Executive Chairman since April 2005)

Discussion:
Mr. Kemper transitioned from day-to-day responsibilities at the Company in August 2018. After graduating from Harvard, Mr. Kemper received an M.B.A. from Harvard University's Graduate School of Business. Prior to working for the Company, Mr. Kemper held various positions in the financial industry in New York and Chicago, including positions with Citicorp, the Federal Reserve Bank of New York, and M. A. Schapiro and Company. Mr. Kemper previously served on the Federal Advisory Council to the Federal Reserve Board from January 2012 to December 2015. Mr. Kemper is involved in several community and business organizations. Mr. Kemper is a recognized community leader in one of the Company's largest markets and also brings expertise in current and emerging technologies to the Board. Mr. Kemper is the brother of David W. Kemper, Executive Chairman of the Board, and the uncle of John W. Kemper, President and Chief Executive Officer of the Company.

The following information is provided with respect to the Directors who are continuing in office for the respective periods and until their successors are elected and qualified.

2026 Class of Directors

Blackford F. Brauer, 47 President Hunter Engineering Company Director Since: May 2022
Committees: Audit and Risk Committee

Other Directorships: None

Discussion:
Mr. Brauer is President of Hunter Engineering Company, a manufacturer of capital equipment for the automotive industry. Hunter Engineering products are designed and built in the United States and used by automotive workshops in over 100 countries. Mr. Brauer provides experience with business strategy and internal controls, in addition to insight into an industry that is important to the Company. Mr. Brauer earned a Master of Business Administration degree from Northwestern University and Bachelor of Arts degree in Economics from Princeton University. Mr. Brauer serves as a Director of the Donald Danforth Plant Science Center and a Trustee of Washington University. Mr. Brauer served as a member of the Commerce Bank St. Louis Advisory Board from 2009 to 2022.

W. Kyle Chapman, 45 President and Board Member Barry-Wehmiller Group, Inc. Director Since: May 2022
Committees: Compensation and Human Resources Committee

Other Directorships: None

Discussion:
Mr. Chapman is President and Board Member of Barry-Wehmiller Group, Inc., a global organization that manufactures capital equipment and provides consulting services for a broad set of industries (e.g., food & beverage, life sciences, healthcare, general industrial). In addition, Mr. Chapman serves on Barry-Wehmiller’s Board of Directors. Mr. Chapman has been with the Barry-Wehmiller Group since 2009, when he co-founded BW Forsyth Partners. He served as a strategic financial advisor to the Barry-Wehmiller Group leadership team from 2015 to 2019, while co-leading BW Forsyth Partners, and was named Barry-Wehmiller’s Interim Chief Financial Officer in early 2020, shortly before becoming President. Prior to his employment with the Barry-Wehmiller Group, Mr. Chapman gained private equity and operating experience at various companies. In addition to his experience as a strategic financial advisor, Mr. Chapman provides the Board with a view into the economic conditions associated with a variety of industries. Mr. Chapman has a Bachelor of Science in commerce from the McIntire School of Commerce at the University of Virginia. He served as a member of the Commerce Bank St. Louis Advisory Board from 2012 to 2022.

Karen L. Daniel, 66 Retired Chief Financial Officer and Executive Director Black & Veatch Director Since: January 2018
Committees: Audit and Risk Committee

Other Directorships: Snap-on Tools (since 2005); and Teladoc Health, Inc. (since 2020)

Discussion:
Ms. Karen Daniel graduated from Northwest Missouri State University and received her master's degree in accounting from the University of Missouri-Kansas City. She spent 11 years with the certified public accounting firm of Peat Marwick (KPMG), rising to Senior Audit Manager. She retired from Black & Veatch in July 2018 as Chief Financial Officer (CFO) and Executive Director. Ms. Daniel joined Black & Veatch in 1992 with the internal audit group, was named Chief Financial Officer in 1999 and joined the Black & Veatch Board of Directors in 2006. In her role as CFO, she was responsible for developing and executing business strategies, and as President of Black & Veatch's Global Finance & Technology Solutions Division, led the global finance and IT organizations. Ms. Daniel serves on numerous public and philanthropic boards: Snap-on, Inc., Teladoc Health, Inc., Giant Eagle, and Kansas City Campus for Animal Care, KC Royals Charities, Kauffman Foundation, Phoenix Family, City Year, and the 2017 Chair of the KC Chamber Board of Directors, completing her final term in November 2018. Ms. Daniel was recently appointed President of the Board of Directors for KC2026 which is responsible to deliver World Cup matches and associated activities to the KC region. Ms. Daniel also served as Vice-Chair of former President Obama's Advisory Council on Doing Business in Africa.

David W. Kemper, 73 Executive Chairman Commerce Bancshares, Inc. Director Since: February 1982
Committees: Executive Committee (Chairman)

Other Directorships: Tower Properties Company (since October 1989); and Post Holdings, Inc. (since September 2015)

Discussion:
Mr. Kemper became Executive Chairman in August 2018. He previously was the Chairman and Chief Executive Officer of the Company from 1991 to 2018 and was President of the Company from 1982 until February 2013. He graduated cum laude from Harvard College, earned a masters degree in English literature from Oxford University, and an M.B.A. from the Stanford Graduate School of Business. He is the Past President of the Federal Advisory Council to the Federal Reserve Board. Mr. Kemper is active in the St. Louis community, serving as a board member of Washington University in St. Louis, the Missouri Botanical Garden, and the St. Louis Art Museum. He is also a board member of the Crawford Group, Inc. and Post Holdings. Mr. Kemper brings to the Board a thorough understanding of the financial industry and an appreciation of the values upon which the Company was founded. Mr. Kemper is the brother of Jonathan M. Kemper, Chairman Emeritus, Commerce Bank, Kansas City Region, and the father of John W. Kemper, President and Chief Executive Officer of the Company.

2025 Class of Directors

Earl H. Devanny, III, 72 Retired Chief Executive Officer TractManager Director Since: April 2010
Committees: Committee on Governance/Directors (Chairman); and Executive Committee

Other Directorships: None

Discussion:
Mr. Devanny is a former advisory director of Commerce Bank and has extensive experience with regulated industries. Mr. Devanny holds a Bachelor of Arts degree in English from the University of the South (Sewanee). Mr. Devanny served as CEO of TractManager Holdings, LLC from September 2016 to April 2021, until his retirement. Prior to this position, Mr. Devanny served as the President of Healthcare at Nuance Communications from April 2014 to August 2016, as CEO of The TriZetto Group from July 2010 to May 2013, and the President of Cerner Corporation from August 1999 to July 2010. This experience brings a professional insight into the healthcare industry, one of the Company's most important target industries for financial services.

June McAllister Fowler, 67 Retired, Senior Vice President, Communications, Marketing and Public Affairs of BJC HealthCare Director Since: April 2022
Committees: Compensation and Human Resources Committee

Other Directorships: None

Discussion:
Until her retirement in December, 2021, as Senior Vice President of Communications, Marketing and Public Affairs of BJC HealthCare, June McAllister Fowler led internal, external, and public policy communications and government and community relations efforts on behalf of BJC HealthCare, one of the largest nonprofit health care organizations in the United States and one of the largest private employers in the state of Missouri. Ms. Fowler had responsibility for multiple areas, including media relations, executive communications, community benefit, community affairs, government and external relations, health literacy, corporate marketing, creative services, web development, media services and the award‐winning employee online newspaper, BJC Today. Prior to joining BJC, Ms. Fowler was senior director of communications and community affairs for Mallinckrodt. She began her career as an urban planner with St. Louis County government, ultimately serving as director of the Department of Planning. Ms. Fowler provides the Board a unique insight to the healthcare industry, which includes experience managing government and community relations. Ms. Fowler earned her master’s degree in urban affairs from Washington University in St. Louis. She completed her bachelor’s degree at the University of Missouri–Columbia. Ms. Fowler has been an active volunteer throughout the region for many years. She currently serves as the board chair of the Cortex Innovation and KIPP St. Louis Public Charter School. She is on the boards of Citizens for Modern Transit (immediate past chair), Lambert St. Louis International Airport and The Muny, one of the oldest outdoor theaters in the United States, where she is board secretary. She also serves as a member of Washington University Public Affairs National Council, and the Health Care Industry Council of the Federal Reserve Bank of St. Louis. Ms. Fowler is a past chair of the Girl Scout Council of Eastern Missouri and the Metropolitan Association for Philanthropy.

Benjamin F. Rassieur, III, 69 President Paulo Products Company Director Since: August 1997
Committees: Audit and Risk Committee (Chairman); Committee on Governance/Directors; and Executive Committee

Other Directorships: None

Discussion:
Mr. Rassieur is President of a successful, private company that performs heat treating and metal finishing at six plants in three states and Mexico. His business provides a leading indicator of general economic conditions. Mr. Rassieur graduated cum laude from Amherst College with a degree in economics. He has been a director of Commerce Bank and has been a long time member of the Company’s Audit and Risk Committee. He is the current Chairman of the Audit and Risk Committee. His community involvement includes being a Director of Concordance Academy.

Todd R. Schnuck, 65 Chairman of the Board and Chief Executive Officer Schnuck Markets, Inc. Director Since: April 2010
Committees: Audit and Risk Committee

Other Directorships: None

Discussion:
Todd R. Schnuck is Chairman and Chief Executive Officer of Schnuck Markets, Inc. (since October 2014; from 2006 to 2014 served as President and Chief Operating Officer; and prior to 2006, served as Chief Financial Officer). As Chairman and Chief Executive Officer of Schnuck Markets, Inc., Mr. Schnuck brings to the Board a unique perspective from a consumer driven industry that faces many of the same issues that the Company faces, such as selection of retail locations, geographic expansion, and customer loyalty. With stores in Missouri, Illinois, Indiana, and Wisconsin, Schnuck Markets, Inc. operates in much of the same footprint as the Company. A graduate of the University of Virginia with an M.B.A. from Cornell, Mr. Schnuck had several years' experience in the investment banking profession before joining the family-owned business and serving as its Chief Financial Officer and Chief Operating Officer prior to his current position. Mr. Schnuck has previously served as an advisory director of Commerce Bank.

Christine B. Taylor, 48 President & Chief Executive Officer Enterprise Mobility Director Since: April 2022
Committees: Committee on Governance/Directors

Other Directorships: None

Discussion:
Chrissy Taylor is president & CEO of Enterprise Mobility, a leading provider of mobility solutions including car rental, fleet management, flexible vehicle hire, carsharing, vanpooling, car sales, truck rental, luxury rental, vehicle subscription, as well as other transportation technology services and solutions. Enterprise Mobility manages the Enterprise Rent-A-Car, National Car Rental and Alamo brands. As the third generation of Taylors to lead Enterprise Mobility, she rose through the ranks before being elevated to her current role in 2020. Her two previous positions were as executive vice president & chief operating officer from 2016-19 and president & COO from 2019-20. After joining the organization as a management trainee in 2000, her early highlights include developing the business’ consumer rental market in Europe (2006-08), helping guide the financial restructuring of Fleet Management (2008-11), managing the Car Sales business (2011-13) and overseeing North American operations (2013-16). Ms. Taylor serves a number of organizations both nationally and locally, including the Business Roundtable and U.S. Travel Association. She is also part of the first majority female-owned soccer club in MLS history: St. Louis CITY SC. Ms. Taylor brings to the Board insight into the economic trends related to mobility and experience in delivering best-in-class customer experience and service. Ms. Taylor earned a bachelor’s degree in sociology from Miami University and master’s in business administration from Washington University in St. Louis.

Other Directors

Kimberly G. Walker, 65 Retired Chief Investment Officer Washington University in St. Louis Director Since: February 2007
Committees: Audit and Risk Committee

Other Directorships: None

Discussion:
Ms. Walker holds an M.B.A. in finance, with distinction, from the University of Michigan, an M.A. in economics from Washington University in St. Louis, and a B.A. in economics and public administration from Miami University of Ohio, where she graduated magna cum laude. Ms. Walker also holds the Chartered Financial Analyst designation. She has extensive experience in institutional asset management and has knowledge of internal controls and audit committee functions. Ms. Walker served as Chief Investment Officer at Washington University for 10 years through December 31, 2016 and as Executive in Residence at Washington University’s Olin Business School in 2017.

Ms. Walker's current term on the Board will end effective as of the date of the Meeting.
“Other Directorships,” both for nominees and those continuing in office, includes directorships at any public company or registered investment company during the previous five years.

CORPORATE GOVERNANCE
Corporate Governance Guidelines and Code of Ethics
The Board has adopted guidelines on significant corporate governance matters that, together with the Company’s Code of Ethics and other policies, create the corporate governance standards for the Company. You may view the Corporate Governance Guidelines on the Company’s website at https://investor.commercebank.com/overview/corporate-governance/, where you will also find the Corporate Code of Ethics, the Code of Ethics for Senior Financial Officers, the Related Party Transaction Policy, and the charters of the Audit and Risk Committee, Committee on Governance/Directors and the Compensation and Human Resources Committee.
Each Director and all executive officers are required to complete annually a Director and Executive Officer Questionnaire (“Questionnaire”). The information contained in the responses to the Questionnaire is used, in part, to determine Director independence and identify material transactions with the Company in which a Director or executive officer may have a direct or indirect material interest.
Shareholder Communications
The Board has not adopted a formal policy for shareholder communications. We believe a formal policy is unnecessary because the Company has a longstanding practice that shareholders may communicate with the Board or any individual Director through the Secretary of the Company. The Secretary will forward all such communications to the Board or any individual Director. The Secretary will not forward any communications that: (i) constitute commercial advertising of products; (ii) contain offensive language or material; (iii) are not legible or coherent; or (iv) are in the nature of customer complaints that can be handled by Company management.
Director Independence
In accordance with the rules of the NASDAQ Stock Market LLC (“NASDAQ”), the Board, on the recommendation of the Committee on Governance/Directors, determines the independence of each Director and nominee for election as a Director. The Committee on Governance/Directors applies the definition of “independent director” adopted by NASDAQ to information derived from responses to the Questionnaire and from research of the Company’s records provided by the General Counsel, Controller and Auditor of the Company. The Board, on the basis of the recommendation of the Committee on Governance/Directors, determined that the following non-employee Directors of the Company and Director nominees are independent:

Terry D. Bassham	June McAllister Fowler
Blackford F. Brauer	Benjamin F. Rassieur, III
W. Kyle Chapman	Todd R. Schnuck
Karen L. Daniel	Christine B. Taylor
Earl H. Devanny, III	Kimberly G. Walker
    Based on the NASDAQ definition of “independent director,” the Board determined that David W. Kemper and John W. Kemper, as employed executive officers of the Company, are not independent, and that Jonathan M. Kemper, as an employed officer of the Company in 2023, is not independent.
Board Meetings
The Board held four regularly scheduled meetings in 2023. In conjunction with scheduled meetings, the Board regularly meets in Executive Session; during Executive Session, the Board has the opportunity to meet without the presence of any non-independent employee directors. All Directors attended 100% of the Board and Committee meetings on which they served in 2023. Although it is not the policy of the Company that Directors attend the Annual Meeting of Shareholders, all the Directors attended the 2023 Annual Meeting of Shareholders on April 19, 2023.
Board Leadership Structure
Prior to August 1, 2018, David W. Kemper served as both principal executive officer and chairman of the Board. Combining the principal executive officer position with the chairmanship of the Board was established in the Company’s original governing documents. Until February 8, 2013, under the Company’s Bylaws, the Chairman of the Board was the chief executive officer of the Company by definition. The incorporators of the Company believed in establishing direct accountability to the shareholders for the chief executive officer who is responsible for the day-to-day decisions that affect the Company’s value. A combined Chairman and Chief Executive Officer avoids potential conflicts between incumbents, establishes accountability, and has the added advantage of eliminating additional compensation expense that would result from separating these two functions. Since its incorporation, the financial strength and esteemed reputation the Company has achieved are a testament to, and a direct result of, the leadership of the two people who have held these combined positions, James M. Kemper, Jr. and current Executive Chairman, David W. Kemper. At its meeting on February 8, 2013, the Board amended the Bylaws to permit, but not require, the separation of the positions of Chairman and Chief Executive Officer. At its meeting on April 2, 2018, the Board determined that, effective on August 1, 2018, the positions of Chairman and Chief Executive Officer would be separated, with David W. Kemper assuming the position of Executive Chairman and John W. Kemper assuming the position of President and Chief Executive Officer.
The Chairman of the Committee on Governance/Directors serves as the Lead Director of the Board. The purpose and effect of this designation is to establish leadership in the Board room during the executive sessions of the Board members.
Committees of the Board
The Board has four committees, three of which (the Compensation and Human Resources Committee, the Committee on Governance/Directors, and the Audit and Risk Committee) are standing committees that meet at least once per year. The Compensation and Human Resources Committee, the Committee on Governance/Directors, and the Audit and Risk Committee are comprised solely of non-employee, independent Directors in accordance with NASDAQ listing standards. The members of the Compensation and Human Resources Committee are also "non-employee Directors" under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and "outside Directors" under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The charter for each committee is available online as noted herein. The charters are also available in print to any shareholder who makes a request of the Secretary of the Company. Pursuant to the Company’s Bylaws, the Board has established an Executive Committee to meet as necessary. The Executive Committee does not have a charter and consists of both independent, non-employee Directors and employee Directors.
The Executive Committee is comprised of David W. Kemper, John W. Kemper, Terry D. Bassham, Earl H. Devanny, III, and Benjamin F. Rassieur, III. The table below shows the current membership of the standing committees of the Board:

Compensation and Human Resources	Governance/Directors	Audit and Risk
Terry D. Bassham*	Terry D. Bassham	Blackford F. Brauer
W. Kyle Chapman	Earl H. Devanny, III**	Karen L. Daniel
June McAllister Fowler	Benjamin F. Rassieur, III	Benjamin F. Rassieur, III*
	Christine B. Taylor	Todd R. Schnuck
Kimberly G. Walker

______________________________
* Committee Chairman
** Committee Chairman and Lead Director

Compensation and Human Resources Committee
The Compensation and Human Resources Committee met once in 2023. The Compensation and Human Resources Committee is comprised solely of independent, non-employee Directors. The charter of the Compensation and Human Resources Committee may be found on the Company’s website at https://investor.commercebank.com/overview/corporate-governance/.
The Compensation and Human Resources Committee’s responsibilities, discussed in detail in the charter, include the following:
•Establishing the Company’s general compensation philosophy and overseeing the development and implementation of executive and senior management compensation programs;
•Reviewing and approving corporate goals and objectives relevant to the compensation of executives and senior management;
•Reviewing the performance of executives and senior management;
•Determining the appropriate compensation levels for executives and senior management;
•Making recommendations to the Board with respect to the Company’s incentive plans and equity-based plans;
•Overseeing regulatory compliance with respect to compensation matters, including overseeing the Company's policies on structuring compensation programs to preserve tax deductibility; and
•Advising and consulting with management on succession planning.
The Compensation and Human Resources Committee’s processes for considering and determining executive compensation are described under the heading “Compensation and Human Resources Committee Processes” in the section entitled "Compensation Discussion and Analysis".

Committee on Governance/Directors
The Committee on Governance/Directors met once in 2023. The Committee on Governance/Directors is comprised solely of independent, non-employee Directors. The charter of the Committee on Governance/Directors may be found on the Company’s website at https://investor.commercebank.com/overview/corporate-governance/.
The Committee on Governance/Directors’ responsibilities, discussed in detail in the charter, include the following:
•Evaluating proposed candidates for directorship in the Company;
•Evaluating Board performance;
•Establishing the agenda for the annual meeting of shareholders;
•Evaluating the quality of the information and analysis presented to the Board and standing committees;
•Assessing the independence of Directors; and
•Evaluating the performance of the Company relative to corporate governance matters.
The Chairman of the Committee on Governance/Directors serves as the Lead Director of the Board and chairs the Board’s Executive Sessions.
Typically, by the end of January of each year, the Committee on Governance/Directors meets and makes its recommendations to the Board of its proposed slate of Directors for the class of Directors to be elected at the next annual meeting; the date, time and place of the annual meeting; and the matters to be placed on the agenda for the annual meeting. At its meeting on January 24, 2024, the Committee on Governance/Directors determined its nominees for the Class of 2027. All of the nominees for the Class of 2027 are current Directors standing for re-election.
The Committee will consider individuals for Board membership that are proposed by shareholders in accordance with the provisions of the Company’s Bylaws. A description of those provisions can be found under “Shareholder Proposals and Nominations” below. The Committee on Governance/Directors will consider individuals proposed by shareholders under the same criteria as all other individuals.
Audit and Risk Committee
The Company has a separately designated standing Audit and Risk Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. In 2023, the Audit and Risk Committee met four times. The Audit and Risk Committee is comprised solely of independent, non-employee Directors, and is chaired by Mr. Rassieur. The Board has determined that Ms. Daniel and Mr. Schnuck are each an “Audit and Risk Committee financial expert” as required by the SEC and Ms. Daniel is an "Audit and Risk Committee risk expert" as required by Regulation YY as adopted by the Federal Reserve Board. As a regulated financial company, risk evaluation is inherent in overseeing the Company’s financial reporting processes, and the Company’s compliance with legal and regulatory requirements. For that reason, the Audit and Risk Committee is the primary vehicle for risk oversight by the Board and reviews reports at each of its meetings from legal, audit, compliance, credit review, corporate finance and the Enterprise Risk Management Committee (which oversees the Company's Information Security Strategy Board that directs the Company's Information and Cybersecurity program). The charter of the Audit and Risk Committee may be found on the Company’s website at https://investor.commercebank.com/overview/corporate-governance/.
The Audit and Risk Committee’s responsibilities, discussed in detail in the charter, include monitoring and oversight over:
•The internal control over financial reporting of the Company and the audits of its financial statements;
•The independent auditor's qualification and independence;
•The performance of the Company's internal audit function and independent auditors;
•The Internal Audit Director's impartiality and independence;
•Compliance by the Company with legal and regulatory requirements;
•The Company's risk management governance structure and risk management framework, including the strategies, policies, and processes established by management to identify, assess, measure, and manage major risks facing the Company;
•The performance of the Company's internal credit review function; and
•The Company's progress on Environmental, Social and Governance (ESG) initiatives and activities.
Additional information on the activities of the Audit and Risk Committee is provided in the section entitled "Audit and Risk Committee Report".

Board Risk Oversight
The Board is actively engaged in overseeing the Company’s risk management efforts. The Company and Commerce Bank are subject to examination by the Federal Reserve Bank (“Federal Reserve”), the Missouri Division of Finance ("MDOF") and the Consumer Financial Protection Bureau (“CFPB”). Examinations focus on and evaluate compliance with applicable laws and regulations as well as assessing how the Company, Commerce Bank and their subsidiaries manage credit, market (interest rate), liquidity, operational, legal, compliance, strategic and reputational risks.
To manage these risks, the Company's management has adopted a Risk Management Governance Structure including, without limitation, the following risk management committees: Enterprise Risk Management Committee, Asset Liability Committee, Consumer Risk Committee, Credit Policy Committee, Operational Risk Committee, Volcker Committee, Commerce Trust Risk Management Committee, and Information Security Strategy Board. These committees routinely report on risk issues and provide updates to the Audit and Risk Committee.
Additionally, the Board and the Audit and Risk Committee regularly review Reports of Examination from the Federal Reserve, MDOF and CFPB. The Audit and Risk Committee periodically meets with officers and examiners of the Federal Reserve and MDOF. Regular presentations are made to the Board and the Audit and Risk Committee by the Chief Financial Officer, the Chief Credit Officer, and the Chief Risk Officer and include matters noted in the Reports of Examination.
Further, the Audit and Risk Committee annually reviews and approves a Risk Appetite Statement presented by management setting forth the Company’s general appetite for credit, liquidity, market, operational, legal, compliance, strategic and reputational risks. The Audit and Risk Committee monitors exposure to and management of these risks by reviewing results of key risk indicators and related risk metrics on a quarterly basis.
Information Security and Data Privacy
The Company has adopted comprehensive information security and data privacy policies, aligned with the National Institute of Standards and Technology (“NIST”) and International Organization for Standardization (“ISO”) standards, and regularly benchmarks its information security program against reputable industry assessments. The Company’s security governance framework includes a dedicated information security program that reports regularly to the Information Security Strategy Board, the Operational Risk Committee, the Enterprise Risk Management Committee and the Board’s Audit and Risk Committee.
The Company protects customer information in compliance with Federal Reserve SR Letter 01-15 in support of the Gramm-Leach-Bliley Act (GLBA) section 501(b), section 216 of the Fair and Accurate Credit Transaction Act of 2003 (FACT Act), Health Insurance Portability and Accountability Act (HIPAA), and the Payment Card Industry Data Security Standards (PCI DSS). The Company's information security program balances security risks with business goals and provides appropriate protections for the confidentiality, integrity and availability of bank and customer information. The program is audited twice each year by Company internal auditors and annually by federal and state regulators. Independent third-party penetration testing is conducted quarterly against external network and high risk applications. The Company maintains insurance commensurate with assessed levels of security and privacy risk.
All employees and contractors are required to take regular training on information security requirements and must acknowledge policies and standards annually. In addition, the Company conducts frequent phishing campaigns to test and educate all employees on how to spot phishing attacks and to measure the effectiveness of our training program. The Commerce Privacy Statement, found on the Company's website at https://www.commercebank.com/security-center/privacy-statement, serves as a standard for all employees for collection, use, retention and security of nonpublic personal information and provides detail on how customers may limit use of their information.
Finally, applications, databases, information technology infrastructure, service providers and business units that handle sensitive information are evaluated annually as part of the information security risk assessment. New applications, infrastructure components and service providers are also assessed prior to integration with existing systems. The Company and Commerce Bank contractually require all service providers, contractors, sub-contractors, or other third parties that process, transmit, access, or store bank or customer data to comply with all relevant Company policies (including, but not limited to, retention, encryption, transmission, and application security policies) and safeguards and to be in compliance with all applicable laws. Additional information concerning the Company's Information and Cybersecurity program is presented in Item 1C of the Company's 2023 Annual Report on Form 10-K which accompanies this proxy statement.
Environmental, Social and Governance
The Company is committed to our environmental, social and governance (“ESG”) practices, with the Audit and Risk Committee assuming primary oversight responsibility for our ESG related efforts. The Company has established an ESG Management Committee, along with two cross-functional ESG working groups as part of an overall effort to enhance our ESG program and reporting.

We believe ESG standards and our business practices are intrinsically aligned with our corporate core values: We have a long-term view; We collaborate as one team; We act with integrity; We are customer focused; and We strive for excellence. We recognize the importance for our stakeholders to know and understand our efforts and have included several highlights below to demonstrate our ongoing commitments and progress in these areas.
Environmental
Though our business model does not include traditional production or distribution processes, we recognize that our operations and employees do impact the environment, and we’ve taken steps to minimize that effect and promote sustainable business practices for the long term. In addition to reducing energy demand in our corporate facilities by curtailing usage during peak hours, we have installed solar panels in over 10% of our branches, continue to promote recycling, and installed video conferencing equipment throughout our buildings and conference rooms to reduce the need for travel. Among our branch network and within our corporate buildings, we continue to look for ways to be good stewards of the environment.
Social
We recognize the importance of engaging our employees and our communities to build strong relationships and ensure long-term success. We demonstrate our customer promise – helping you focus on what matters most – by collaborating with our customers to develop products and solutions that fit their needs. We demonstrate our commitment to excellence by striving to be an employer of choice.
•Employee Engagement – We believe our strong internal culture is one of the key drivers of our long-term success. We strive for excellence in our recruiting and retention of top talent in the markets we serve. The Company promotes diversity, equity and inclusion amongst our employees because we believe that diversity, equity and inclusion leads to building stronger teams and achieving higher levels of collaboration. We sponsor six Employee Resource Groups (RISE – empowering women, EMERGE – connecting young professionals, VIBE – valuing multi-cultural perspective, PRIDE – engaging the LGBTQIA+ community, SALUTE - supporting veterans and their careers, and ENABLE - supporting team members with disabilities and caregivers) that give employees opportunities to connect with each other, learn about each other, and encourage diverse perspectives. Additionally, we offer an array of competitive benefits, educational assistance, and flexible work schedules to promote financial, emotional, and physical well-being.
•Community Engagement – We build long-term relationships in the communities in which we operate. We build these relationships over time and in tangible ways such as through employee volunteerism that the Company formally encourages by providing paid time off for our employees who wish to participate. Additionally, we take care to ensure our lending products and solutions meet the needs of the community, our marketing practices support a clear and informative approach to advertising, and our employees are motivated to do what’s right for our customers. Finally, we offer affordable options for home ownership through various programs for our customers. We are proud of the Outstanding CRA rating the Company has received for 28 years for our efforts to support low and moderate income families.
Governance
The Company has developed strong governance practices, including many of the policies, standards and procedures referenced above, with the goal to act with integrity and to ensure that our decisions and practices comply with legal and regulatory requirements.
Shareholder Proposals and Nominations
If a shareholder intends to present a proposal for consideration at the Company’s annual meeting to be held on April 16, 2025 and have the proposal included in the Company's proxy statement, the proposal must be in proper form pursuant to SEC Rule 14a-8 and must be received by the Secretary of the Company at its principal offices no later than November 8, 2024.
Shareholder nominations for Directors and shareholder proposals that are not presented pursuant to SEC Rule 14a-8 must comply with the Company’s Bylaws. In order to be considered, shareholders must provide timely notice to the Secretary. To be timely, the notices for the April 16, 2025 annual meeting must be received by the Secretary no later than February 15, 2025 and not before January 16, 2025. The notice must contain the name and record address of the shareholder, as well as the class or series and the number of shares of Company capital stock owned beneficially or of record by the shareholder.
Any notice proposing to nominate a Director must also provide a description of all arrangements or understandings between such shareholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) or shareholder proposal is made; and a representation that such shareholder intends to appear in person or by proxy at the meeting to nominate the person named in the notice. The notice must also set forth as to each person the shareholder proposes to nominate for election as a Director the name, age, business and residence address of the nominee; the principal occupation or employment of the nominee; the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the nominee; and any other information relating to the nominee or the nominating shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors pursuant to Section 14 of the Exchange Act. The notice must also be accompanied by a written consent of each proposed nominee to be named a nominee and to serve as a Director if elected.
In addition to satisfying the notice and other requirements of the Company’s Bylaws with respect to the nomination of director candidates, any shareholder who intends to solicit proxies in support of director nominees, other than the Company’s nominees, must also comply with the requirements of Rule 14a-19 under the Exchange Act relating to universal proxies.
If the notice is for a shareholder proposal, the notice must also set forth a brief description of the business to be brought before the meeting, the reasons for conducting such business at the meeting, any material interest of such shareholder in such business, including a description of all arrangements or understandings between such shareholder and any other person or persons (including their names) in connection with the proposal of such business by such shareholder, and a representation that the shareholder intends to appear in person or by proxy at the Annual Meeting to bring the business before the meeting.
Transactions with Related Persons
The Board of Directors has adopted a Related Party Transaction Policy (“Policy”). The purpose of the Policy is to establish procedures for the identification and approval, if necessary, of transactions between the Company and any Director, nominee for Director, beneficial owner of more than 5% of the Company’s securities, executive officer or any person or entity deemed related to any of the foregoing (“Related Party”) that are material or not in the ordinary course of business.
The Policy may be found on the Company’s website at https://investor.commercebank.com/overview/corporate-governance/. The Policy is intended to identify all transactions with Related Parties where payments are made by the Company to or for the direct or indirect benefit of a Related Party. The procedures, discussed in detail in the Policy, include the following:
•The collection and maintenance of a Related Party list derived from the records of the Company and the responses to an annual Questionnaire completed by Directors and executive officers;
•The distribution of the list to the appropriate officers and employees of the Company so that transactions with Related Parties may be identified;
•An annual comparison of the list to payments made by the Company; and
•Preparation and delivery of a report to the General Counsel of the Company for review, analysis and an initial determination of whether the transaction is material and falls within the Policy.
The Policy provides guidance for determination of materiality of Related Party transactions. The amount of the transaction, the application of any exemption or exclusion, the provisions of the Company’s Corporate Code of Ethics, and general principles of corporate transparency may be considered in evaluating materiality. The Policy deems certain transactions exempt and pre-approved, including compensation paid for service as a Director or executive officer, transactions involving depository or similar payment services with fees based on similar transactions with non-related persons, transactions that are the result of a competitive bidding process or certain services provided at regulated rates, transactions arising solely from the ownership of the Company’s equity securities, and transactions available to employees generally. The Policy provides further guidance to the Board or Audit and Risk Committee in regard to the approval or ratification of the transaction and prohibits the participation by a Related Party in the discussion, approval or ratification of a transaction.
Pursuant to the application of the Policy, the following transactions were identified:
•It was determined that Messrs. David W. Kemper, John W. Kemper and Jonathan M. Kemper are shareholders and Directors of Tower Properties Company (“Tower”), and Mr. Jonathan M. Kemper is the Non-Executive Chairman of the Board of Tower. Tower is primarily engaged in the business of owning, developing, leasing and managing real property. At December 31, 2023, Messrs. David W. Kemper, John W. Kemper and Jonathan M. Kemper together with members of their immediate families beneficially own approximately 66% of Tower. During 2023, the Company, or its subsidiaries, paid Tower $434,000 for leasing agent fees, $111,000 for operation of parking garages, $360,000 for property construction management fees, $419,000 for project consulting fees and $2,202,000 for building management fees. The Company has entered into contracts with Tower effective January 1, 2018 and December 4, 2020 for management services and consulting services, respectively. The contracts under which Tower has been retained have been disclosed to the Audit and Risk Committee and the Board of Directors.
•During 2023, Commerce Bancshares, Inc. paid a salary and other compensation of $455,687, a bonus of $328,000, and equity awards of $249,946 to David W. Kemper, Executive Chairman, father of John W. Kemper, and brother of Jonathan M. Kemper.
•During 2023, Commerce Bank paid a salary and other compensation of $324,791 to Jonathan M. Kemper, retired Chairman Emeritus, Commerce Bank, Kansas City Region, brother of David W. Kemper, and uncle of John W. Kemper.

•During 2023, Commerce Bank paid a salary and other compensation of $223,682, and a bonus of $6,055 to Charlotte Kemper Black, Foundation Director, daughter of Jonathan M. Kemper, niece of David W. Kemper, and cousin of John W. Kemper.
•Various Related Parties have deposit accounts with Commerce Bank and some Related Parties also have a direct or indirect interest in other transactions with Commerce Bank, including loans in the ordinary course of business, all of which were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the Company, and did not involve more than normal risk of collectability or present other unfavorable features.
Delinquent Section 16(a) Reports
Pursuant to Section 16 of the Exchange Act, the Company’s Directors and certain executive officers are required to report, within specified due dates, their initial ownership of the Company’s Common Stock on Form 3, and all subsequent acquisitions, dispositions or other transfers of interest in such securities on Form 4 or Form 5, if and to the extent reportable events occur which require reporting by such due dates. The Company is required to identify in its proxy statement whether it has knowledge that any person required to file such a report may have failed to do so in a timely manner. Based on a review, all of the Company’s Directors and all executive officers subject to the reporting requirements satisfied such requirements in full.
Director Compensation
An employee of the Company or a subsidiary of the Company receives no additional compensation for serving as a Director. Non-employee Directors of the Company are required to participate in the Stock Purchase Plan for Non-Employee Directors (the “Director Plan”). Under the Director Plan, compensation payable to a non-employee Director is credited to an account in the name of such Director as earned. As of the last business day of each month, the cash balance in a Director's account is converted to whole shares of Common Stock of the Company based on the consolidated closing bid price of the Company's Common Stock as reported by the National Market System of NASDAQ. Any balance remaining in a Director’s account is carried forward for investment in the next month.
As soon as practicable after the end of each year, the Company issues each non-employee Director the number of shares of Company Common Stock credited to the Director’s account and any cash balance in the account is carried forward for investment in the next year. If a Director dies or ceases to be a non-employee Director during the year, the Company will distribute to the Director (or his or her beneficiary), as soon as reasonably practicable, the number of shares of Company Common Stock credited to the Director’s account, along with any cash credited to the account. A participant in the Director Plan has no right to vote or receive cash dividends or any other rights as a shareholder with respect to shares credited to the participant’s account until such shares are actually issued.
Each non-employee Director of the Company is paid the following amounts, as applicable: an annual retainer of $20,000 (paid on a quarterly basis); a fee of $7,500 for attendance (in person or virtually) at each meeting of the Board of Directors; a fee of $1,000 for attendance (in person or virtually) at each meeting of a committee of which the Director is a member; at the end of each calendar year, an additional annual fee of $75,000; and an annual fee of $10,000 for service as a committee chair. Changes to Directors’ compensation are initiated by the Company's CEO and presented to the Compensation and Human Resources Committee. The Chairman of the Compensation and Human Resources Committee then presents any changes to the full Board of Directors for its approval.
The Company has a stock ownership requirement of $300,000 for non-employee Directors. New Directors will have 5 years from the election date to meet the stock ownership requirement. With the exception of W. Kyle Chapman, June McAllister Fowler, and Christine B. Taylor (who will have until 2027 to be in compliance), all non-employee Directors have satisfied the stock ownership requirement as of December 31, 2023.

Compensation earned during 2023 by the non-employee Directors of the Company for their service as Directors is listed in the table below.

	Fees Earned or Paid in Cash (1)	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and NQDC Earnings	All Other Compensation	Total
Name	$	$	$	$	$	$	$
Terry D. Bassham	$137,000	$—	$—	$—	$—	$—	$137,000
Blackford F. Brauer	129,000	—	—	—	—	—	129,000
W. Kyle Chapman	126,000	—	—	—	—	—	126,000
Karen L. Daniel	129,000	—	—	—	—	—	129,000
Earl H. Devanny, III	136,000	—	—	—	—	—	136,000
June McCallister Fowler	126,000	—	—	—	—	—	126,000
Benjamin F. Rassieur, III	140,000	—	—	—	—	—	140,000
Todd R. Schnuck	129,000	—	—	—	—	—	129,000
Christine B. Taylor	126,000	—	—	—	—	—	126,000
Kimberly G. Walker	129,000	—	—	—	—	—	129,000
_______________________________________
(1)During 2023, fees earned were credited in cash to an account for each Director in the Director Plan and converted to whole shares of the Company’s Common Stock at month end. Any balance remaining in a Director's account is carried forward for investment in the next month. In January 2024, the following number of shares earned during 2023, were issued to the non-employee Directors: Mr. Bassham — 2,574 shares; Mr. Brauer — 2,466 shares; Mr. Chapman — 2,400 shares; Ms. Daniel — 2,465 shares; Mr. Devanny — 2,559 shares; Ms. Fowler — 2,400 shares; Mr. Rassieur — 2,640 shares; Mr. Schnuck — 2,465 shares; Ms. Taylor — 2,399 shares; and Ms. Walker — 2,466 shares.

COMPENSATION DISCUSSION AND ANALYSIS
Introduction
This section provides information regarding the compensation programs for our chief executive officer ("CEO"), chief financial officer (“CFO”), and three most highly compensated other executives (collectively, our "Named Executive Officers" or “NEOs”), including the overall objectives of our compensation program and what it is designed to reward, each element of compensation that we provide, and an explanation of the reasons for the compensation decisions we have made regarding these individuals with respect to 2023. Our NEOs for 2023 were as follows:

Name	Title
John W. Kemper	President and CEO
Charles G. Kim	Executive Vice President and CFO
Kevin G. Barth	Executive Vice President
Robert S. Holmes	Executive Vice President
John K. Handy	Executive Vice President

Our Compensation Philosophy
Commerce's compensation philosophy is to provide a total compensation program that is performance-oriented and market-competitive to attract and retain top performers at all levels. We strive to:
•Align compensation of our executive officers with corporate strategic goals and the long-term interests of our shareholders;
•Maintain an organization-wide competitive compensation program based on external market data that enables us to recruit and retain top talent;
•Be fair and equitable in the administration of our compensation plans;
•Communicate compensation packages transparently, effectively and clearly;
•Provide reward systems that are credible, consistent with our core values and appropriately structured so as not to encourage undue risk; and
•Reward individuals based on performance rather than based on seniority, tenure, or other entitlement.
Some of the factors considered when developing our compensation programs include general economic conditions, workforce availability, and industry and competitor compensation practices. In addition, we are committed to ensuring all jobs and team member pay is reviewed on a regular basis and that equitable pay is maintained across the organization.
Compensation and Human Resources Committee Processes
Our Compensation and Human Resources Committee (the “Committee”) meets annually to review the performance of the Executive Management Committee (the “EMC”) and the total compensation program for this group of individuals. The NEOs, are all part of the EMC. During this review process, the Committee considers a number of factors and data to determine appropriate compensation for the NEOs. The Committee noted that the advisory "Say on Pay" shareholder vote for 2023 compensation resulted in 92% approval. The Committee considered the result of the "Say on Pay" vote and determined that the principles on which the Committee's compensation decisions are based are appropriate.
Benchmarks
For all NEOs, the Committee reviewed market survey data compiled by WTW, an outside consulting firm retained by the Committee. The market survey utilized in the compilation was the WTW 2022 Financial Services Executive Compensation Survey (the "WTW Survey"). In order to get the best data match possible, four groupings of data from that survey were used: data for the total sample of financial services companies participating in the survey; data for financial services companies with asset size from $15-$50 billion; data for our Market Cap Peers; and data for a Commercial Bank grouping including those financial institutions considered to be peer banks (the "NEO Peer Group"). Banks included in the NEO Peer Group were determined by first selecting those banks included in the 19 peer banks used in the return on equity element of the Company's Executive Incentive Compensation Plan ("EICP") that participated in the WTW Survey. Since not all 19 peer banks participated in the WTW Survey, to that reduced group of participants we added banks similar to our asset size to ensure a sufficient sample to obtain data for all of the benchmark jobs. We feel the broader view of data helps us determine the most appropriate benchmark data when attempting to reflect the diverse responsibilities of our NEO's.

The final grouping - the NEO Peer Group - consisted of the following 19 companies:

Ameris Bancorp	Associated Banc-Corp
Bank OZK	BOK Financial Corporation
Cadence Bank	Cullen/Frost Bankers, Inc.
F.N.B. Corporation	First Interstate Bancsystem, Inc.
Fulton Financial Corporation	Hancock Whitney Corporation
Old National Bancorp	Pinnacle Financial Partners, Inc.
Prosperity Bancshares, Inc.	Simmons First National Corporation
South State Corporation	UMB Financial Corporation
United Bankshares, Inc.	United Community Banks, Inc.
Wintrust Financial Corporation
The companies included in the NEO Peer Group may change from year to year as it is driven by the companies that participate in the WTW Survey for the particular positions and year.
Each NEO's responsibilities were individually compared to job descriptions in the WTW Survey in order to best align roles with compensation levels of comparable executive officer positions for the companies included in the WTW Survey. The input of WTW was limited to ensuring a sufficient sample size for the NEO Peer Group to provide data for each of the positions previously matched by WTW. The Committee did not use any other outside compensation consultants in determining or recommending any amount or form of compensation for our NEOs. For 2023, the Company paid WTW approximately $189 thousand for WTW survey services, and other compensation and benefits related consulting projects.
Performance Reviews
Each of our executive officers receives an annual rating for previous year performance and sets goals for the upcoming year. Performance conversations are then conducted with each of the NEOs other than the CEO. Results, performance, and recommendations as to their compensation are presented to the Committee. The Committee evaluates these recommendations and conducts the performance review of our CEO. The performance review of our CEO is based on the financial performance of the Company, growth in the human capital of the organization, and the Company’s overall management of risk. The Committee discusses the CEO's performance review and determines the final rating without the CEO being present.
All NEOs are evaluated against the measurements within our annual bonus formula, which include net income, pre-provision net revenue, revenue and relative performance to peers. The targets and results of the measurements are based on corporate-wide results. All NEOs have the same corporate goals and all are measured against the final results. In addition to the corporate-wide measures, each executive is evaluated on his individual areas of responsibility and against the objectives outlined in his performance review. The individual performance and contribution criteria may include:
•overall job knowledge and technical skills;
•alignment of personal behavior with our company core values;
•achievement of financial metrics related to a specific line of business;
•achievement of defined operational goals;
•contribution to special projects;
•management of risk;
•development of people within their respective team;
•effective communication practices;
•ability to solve problems effectively; and
•assumption of new responsibilities.
Setting Compensation
Based on the performance evaluations, an analysis of total compensation against the benchmark data, and a review of the Company's goals and objectives, the Committee approves and reports to the Board of Directors its decisions regarding base salary changes (effective April 1st in 2023), annual cash incentive compensation targets and long-term equity awards for our executive officers for the current year, as well as cash incentive compensation earned for the prior year and vesting in prior long-term equity awards. The Committee's decisions generally occur during January and the Committee presents their approvals to the Board of Directors at the next regularly scheduled meeting, which generally occurs in late January or early February. All NEO equity award agreements were granted as of February 1, 2023, the date the Committee approved the awards, using the fair market value of the Company's stock (restricted stock awards) or Black Scholes valuation (stock appreciation rights) at the close of that business day.

The process includes a review by the CEO of the benchmark data for the other NEOs prior to the Committee meeting. The outside benchmark data for the other NEOs are reviewed to assess current market data on base salary, annual cash incentives and long-term equity awards. The benchmark data is compared to each of the other NEO's current compensation as detailed on the tally sheets described below. The CEO details the compensation data and discusses the reasons for his recommendations for the other NEOs during the Committee meeting. The Committee Chairman presents the Committee’s approvals for executive officer compensation to the full Board of Directors.
There is no policy for the allocation between cash and non-cash or annual and long-term compensation. Instead, the Committee determines the allocation of each component of compensation based on the role of each executive officer in the Company, performance evaluations, the benchmark data, and knowledge of our local markets. Generally, the percentage of compensation tied to the annual cash incentive and long-term equity awards increases as the responsibilities of the executive officer and his or her ability to affect Company performance increase.
In setting the 2023 salary and 2023 bonus opportunity, and awarding the Current Year Stock (comprised of "Current Year Restricted Stock" and/or "Current Year SARs" as defined below) award in 2023 and the Long-Term Restricted Stock (defined below) award in 2023, the Committee compared the annualized rate of salary in effect on December 31, 2022, annual cash incentive paid in 2022, and long-term equity awards made in 2022 (based on date of grant value) individually and in the aggregate (the "Benchmarked Compensation") to the average compensation level of the benchmark data for the applicable position. Elements of compensation are not designed to be at the same benchmark data percentile for each NEO and are not intended to equal any particular percentile of the applicable benchmark data. The Committee then considers each individual’s performance, experience, specific job requirements and the contribution of that job to the Company’s success, and then makes subjective adjustments as appropriate in setting salary for the current year, the Current Year Stock award, the bonus opportunity for the current year (payable the following year) and the next formulation for making Long-Term Restricted Stock awards. For all NEOs, the WTW Survey was used as a comparison for each component of compensation and for the aggregate of all such components. The Committee determined that all compensation components, both at the individual and aggregate levels, were appropriate compared to the applicable benchmark data for each respective NEO's position except John K. Handy, whose annual stock grant value was increased from $350 thousand to $375 thousand based on the benchmark data. Realized and unrealized equity compensation gains and vesting of prior equity grants are not considered by the Committee when establishing compensation. The factors used to determine base salary, annual cash incentives, and long-term equity awards are discussed in more detail under the heading “Elements of Compensation” below.
The Committee reviewed tally sheets during the process to set compensation for our executive officers for 2023. The tally sheets were included in the packet of data that was sent to the Committee for review prior to the meeting and used during the meeting for discussion purposes. The tally sheets were used as tools for review of total compensation comparison of the NEOs and included information such as:
•Base salary for 2021 and 2022;
•Bonus information for 2021 and 2022;
•Restricted Stock awards with specific grant date value for 2021 and 2022;
•Stock Appreciation Rights information with specific grant date value for 2021 and 2022;
•Change in pension value; and
•Details on all other compensation by category.
If our financial statements were to be restated or adjusted in a manner that would have reduced the size of a prior incentive award, the Committee will consider that information when determining future compensation. Additionally, the Company has adopted an updated policy providing for the recovery of erroneously awarded prior incentive-based compensation paid to its Executive Officers, as further described below under the heading “Clawback Policy.”

Elements of Compensation
As shown in the chart below, we have four main elements of Compensation:

Category	Component	Description
Annual Cash Compensation	Base Salary	• Objective: Recognizes individual value for overall responsibilities • Generally represents 19-44% of total compensation for NEOs
	Annual Bonus	• Objective: Rewards achievement of the Company's annual financial targets • Generally represents 16-38% of total compensation for NEOs
Long-Term Stock Compensation	Restricted Stock	• Objective: Supports retention and aligns individual rewards with the interests of shareholders • Participation is selective and limited to those who can most directly influence Company success • Generally represents 24-51% of total compensation for NEOs • Awards are determined annually; cliff vesting after term of up to ten years
	Stock Appreciation Rights (SARs)	• Objective: Supports retention and aligns individual rewards with the interests of shareholders • Generally represents 0-12% of total compensation for NEOs • Exercise price equal to fair market value of underlying stock • Awarded annually, generally vesting over four years of a ten year term

The percentage ranges in the chart above are based on the total compensation values for the last three years and do not necessarily correspond to, and are not a substitute for, the values disclosed in the Summary Compensation Table and supplemental tables.
Base Salary
Base salary is a fixed element of annual compensation on which our executive officers may rely. Base salary reflects the external market value of a particular position based on the experiences and qualifications that an individual brings to the position. Base salary levels for our NEOs were compared against the median base salary of the benchmark data to determine whether salary levels are appropriate. Factors included in the comparison of base salaries of our NEOs to those in the benchmark data included the relative size of companies, financial performance (both currently and over a period of time), and the experience and responsibility of the individuals. The Committee does not assign a weight to any particular factor.
Annual Cash Incentive Compensation
In furtherance of the Company's pay for performance philosophy, the EICP is a short-term cash incentive plan to reward our executive officers for the achievement of Company annual performance goals. For 2023 performance, the Committee approved a change to the factors included in the formula for the calculation of incentives for the NEOs. Pre-provision net revenue was added to the calculation resulting in the factors considered by the Committee being net income, pre-provision net revenue, revenue, and return on equity.
Our NEOs are eligible to receive an annual cash incentive equal to a percentage of their base salary. The target annual cash incentive percentage for each NEO is compared each year by the Committee to the target percentage level of the annual cash incentive component of the benchmark data mentioned previously for the applicable NEO. The Committee then determines the appropriateness of the target annual cash incentive percentages based on individual performance, experience, specific job requirements and contribution of the job to the Company's success to arrive at a target percentage. The target annual cash incentive percentage for 2023 for John Handy remained the same as the prior year. All other NEOs target incentive increased as follows: John Kemper's bonus target was increased from 100% to 105%, Kevin Barth's bonus target was increased from 65% to 70%, Charles Kim's bonus target was increased from 65% to 70%, and Robert Holmes' bonus target was increased from 60% to 65%.
The target annual cash incentives as percentages of base salary for our NEOs in 2023 were as follows:

Name	Target Percentage
John W. Kemper	105%
Charles G. Kim	70%
Kevin G. Barth	70%
Robert S. Holmes	65%
John K. Handy	60%
In determining the amount of annual cash incentives to be paid under the EICP in 2024 for 2023 performance, the Committee weighted the components of the Company Performance Factor as follows:
•30% based on actual net income of $490 million with the payout percent determined on a scale which targeted $506 million as the 100% payout level. For the net income component there is a 1% decrease in payment for each $1 million below target down to $481 million and a 1.3% decrease in payment for each $1 million below $481 million down to $444 million. There is no net income component allocation for net income below $444 million. For net income exceeding the 100% level there is a 2.5% increase for each $1 million above $506 million up to $518 million; a 5% increase for each $1 million above $518 million up to $530 million; and a 10% increase above $530 million up to a maximum of $531 million;
•30% based on actual pre-provision net revenue of $656 million with the payout percent determined on a scale which targeted $691 million as the 100% payout level. For the pre-provision net revenue component there is a 1% decrease in payment for each $1 million below target down to $666 million and a 1.3% decrease in payment for each $1 million below $666 million down to $628 million. There is no pre-provision net revenue component allocation for pre-provision net revenue below $628 million. For pre-provision net revenue exceeding the 100% level there is a 2.5% increase for each $1 million above $691 million up to $703 million; a 5% increase for each $1 million above $703 million up to $715 million; and a 10% increase above $715 million up to a maximum of $716 million.
•20% based on actual revenue results of $1.59 billion with the payout percent on a scale of 0% to 120%, with achievement of target revenue of $1.60 billion resulting in 100% payout. The payout percent increases/decreases by 5% for every 1% that actual revenue results fall above or below target; and
•20% based on a comparison of return on equity (ROE) measured against 19 pre-established peer banks. If the Company's ROE (performance assessed using end of 3Q data) is at or above the 75th percentile, 100% is credited for this factor; if the Company's ROE is above the 50th percentile but below the 75th percentile, 75% is credited for this factor; if the Company's ROE is above the 25th percentile but below the 50th percentile, 50% is credited for this factor; and if the Company's ROE is below the 25th percentile, 25% is credited for this factor. For 2023, the Company's ROE exceeded the 75th percentile compared to the peer banks.
The 19 peer banks for the return on equity element were:

Ameris Bancorp	Associated Banc-Corp
Bank OZK	BOK Financial Corporation
Cadence Bank	Cullen/Frost Bankers, Inc.
F.N.B. Corporation	First Interstate Bancsystem, Inc.
Fulton Financial Corporation	Hancock Whitney Corporation
Old National Bancorp	Pinnacle Financial Partners, Inc.
Prosperity Bancshares, Inc.	Simmons First National Corporation
South State Corporation	UMB Financial Corporation
United Bankshares Inc.	United Community Banks, Inc.
Wintrust Financial Corporation
For purposes of the EICP:
•Net income means the amount of net income available to common shareholders of the Company for the year as set forth in our Income Statement;
•Pre-provision net revenue means net interest income plus non-interest income minus non-interest expense (excluding securities gains/losses);

•Revenue means the Company’s net interest income and non-interest income (including securities gains/losses);
•Return on Equity means year to date net income divided by stockholders equity as reported by S&P Global Market Intelligence; and
•The Committee reserves the right to make adjustments to the calculated performance of CBI based on financial results and associated individual payouts to the extent they deem reasonable and necessary to achieve equitable results.
All NEOs except John K. Handy are measured 100% on the Company Performance Factor, and for 2023 performance, the calculated payout was 82.9% of target. In determining the calculated payout percentage, a discretionary adjustment was made by the Committee to actual net income and actual pre-provision net revenue to remove the impact of a $16 million accrual of deposit insurance expense resulting from a one-time special assessment by the Federal Deposit Insurance Corporation. John K. Handy receives 50% of his annual bonus based on the Company Performance Factor and 50% of his bonus based on performance of Commerce Trust.
Long-Term Equity Awards
Stock appreciation rights (“SARs”) and restricted stock grants have been awarded in two separate ways described below to provide our executive officers with long-term equity awards that more closely align their interests with the interests of our shareholders, and for retention purposes. The Equity Incentive Plan, which was approved at the 2023 Annual Meeting of Shareholders, provides for the issuance of equity-based awards, including stock options, SARs, restricted stock awards, restricted stock units, performance shares, and performance units. In 2023, restricted stock awards and SARs were granted to our NEOs to provide both immediate value (restricted stock) and value at risk (SARs). The Long-Term Restricted Stock, Current Year Restricted Stock and Current Year SARs (as defined below) are listed in the "Grants of Plan-Based Awards in 2023" table. The number of shares listed in the table is the result of restating the grants to include the 2023 5% stock dividend thereon.
First, there is an annual equity award consisting of restricted stock, for longer-term profit growth (the "Long-Term Restricted Stock"), given to NEOs and other select Company officers each year using the following formula: 35% of the average annual cash incentive target for the officer for the three prior years, multiplied by the average Company Performance Factor for the three prior years. The number of shares granted is determined by dividing the value derived by that formula by the closing price of CBSH stock on the grant date. The formula used to calculate Long-Term Equity Awards was determined by the Committee in past years, and the formula did not change in 2023. The Long-Term Restricted Stock award for our NEOs and other executive management committee members vests at the end of five years from the date of grant, if and only if the Company has cumulative positive net income for the period beginning on January 1 of the year of the grant and ending on the December 31 that next precedes the date the award would otherwise vest. For Long-Term Restricted Stock awards given to all NEOs and other executive officers, the Committee retains discretion to reduce any such award until it is actually granted.
Second, the Committee also issues to our NEOs equity-based awards on an annual basis. To meet individual needs related to creating a portfolio of stock awards, all team members are offered the opportunity to choose the mix of RSAs and SARs from three options: 50% of the value of the grant in RSAs and 50% of the value of the grant in SARs; 75% of the value of the grant in RSAs and 25% of the value of the grant in SARs; or 100% of the value of the grant in RSAs. These awards are not based on any set formula and are treated as being part of base compensation, although the Committee has full discretion to reduce or eliminate any such award and vesting may be conditioned upon Company performance, as well as other factors. These shares reflect the performance of the Company's stock because their value is based on the stock's fair market value (restricted stock awards) or Black Scholes valuation (SARs). The value of the annual stock grant is generally intended to remain constant from year-to-year, but is adjusted as a result of the process described in the next paragraph. In order to provide a retention incentive, each Current Year Restricted Stock award has a vesting period such that the entire grant vests four years from the date of the grant. The Current Year SARs vest ratably on the first, second, third and fourth year anniversaries of the grant date. All restricted stock awards will vest if and only if the Company has cumulative positive net income for the period beginning on January 1 of the year of grant and ending on the December 31 that precedes the date the award would otherwise vest. For equity-based awards given to all NEOs and other executive officers, the Committee retains discretion to reduce any such award until it is actually granted.
The starting point for determining the value of the annual stock grant is the value of the grant awarded for the prior year. The Committee then considers whether subjective adjustments are appropriate based on: subjective evaluation of the NEO's overall individual performance and experience; specific requirements of the NEO's job and the contribution of the NEO's job to the Company's success; and a comparison to the benchmark data. The benchmark data comparison is performed by comparing the sum of the targeted Long-Term Restricted Stock award value (based on an assumed average 100% Company Performance Factor for the three years) for the current year and the value of the annual stock grant that was awarded for the prior year for each person (which sum is the "Possible Award") to current market data for the average equity portion of the benchmark data compensation for that person's position. The value of both awards was determined based on the Company's current stock price or Black Scholes value at grant date multiplied by the number of assumed shares. The value of the annual stock grant awarded to each NEO was not changed for 2023 in comparison to 2022, except John K. Handy whose annual stock grant value was increased from $350 thousand to $375 thousand based on the benchmark data. The awards are not designed to be at the same benchmark data percentile for each NEO, and are not designed to equal any particular percentile of the applicable benchmark data. The Committee also considered stock/SAR grant practices of the companies used in the benchmark data, the level of FASB ASC Topic 718 expense that the Company will incur, and expected long-term Company performance. The holders of restricted stock will receive cash dividends declared by the Company prior to the vesting date. Stock dividends will accrue and vest according to the terms of the award. Pursuant to an anti-hedging policy established by the Company, the award agreements include provisions to contractually prohibit a recipient of an equity award from engaging in any derivative transaction with respect to Company stock for the purpose of hedging or otherwise.

Allocation of Elements of Compensation
Variable compensation: 77% Fixed compensation: 23%     Variable compensation: 60% Fixed compensation: 40%

The combined compensation elements for our NEOs in 2023 are set forth in the above charts. For purposes of the above calculations, the long-term equity awards were valued as of the grant date based on the fair market value of the underlying stock (restricted stock awards) or Black Scholes valuation (SARs). Other benefits, including Company allocations and contributions to benefit plans and perquisites, while not considered in determining these allocations, are provided to our executive officers in order to offer a total compensation package that is competitive in the marketplace.
Other Benefits
Restated Retirement Plan
The Company maintains the Commerce Bancshares Restated Retirement Plan (the “Retirement Plan”). The Retirement Plan provides benefits based upon earnings, age and years of participation. Our NEOs, except John W. Kemper and Robert S. Holmes, were participants in the Retirement Plan during 2023. See “Executive Compensation — Pension Benefits Narrative” of this Proxy Statement for a description of the Retirement Plan and our NEOs’ benefits under the plan.
Executive Retirement Plan
The Company also maintains the Commerce Executive Retirement Plan (“CERP”), a nonqualified plan established to provide benefits to a select group of executives on compensation in excess of the allowable amount under the Company’s Retirement Plan and 401(k) plan. Our NEOs, except for Robert S. Holmes and John K. Handy, participate in the CERP. See “Executive Compensation — Pension Benefits Narrative” of this Proxy Statement for a description of the CERP.
The CERP is intended to be a part of participating executive officers’ total compensation. The CERP also provides equitable treatment to participants because it provides retirement benefits which are, as a percentage of total compensation, commensurate with the benefits provided to other employees of the Company.

Deferred Compensation
Our NEOs are eligible to participate in a nonqualified deferred compensation plan that is a part of the EICP. The EICP allows the participants to contribute a percentage of their annual cash incentive award under this plan and, therefore, defer income tax on these amounts. See “Executive Compensation — Nonqualified Deferred Compensation Narrative” of this Proxy Statement for a description of the deferred compensation plan. This benefit is not considered by the Committee in setting other compensation for our NEOs.
Perquisites
Our NEOs are eligible for personal use of the Company airplane (in accordance with our corporate airplane policy) and long-term care insurance, the premiums for which are paid by the Company. Our NEOs are also reimbursed for club dues as necessary for business purposes. All employees, including the NEOs, are covered under our health and welfare plans and the Company pays the premiums for basic life and long-term disability coverage and subsidizes the cost of other coverages. The value of all perquisites is determined and included as additional compensation to the NEOs without any gross-up to compensate for accompanying taxes. Our use of perquisites as an element of compensation is limited and is largely based on our historical practices and policies. We do not view perquisites as a significant element of our comprehensive compensation structure, but do believe that they can be used in conjunction with base salary to attract, motivate and retain individuals in a competitive environment.
Severance Agreements
We currently have severance agreements in effect with each of the NEOs except Robert S. Holmes. These agreements provide payments or benefits following the occurrence of both a change of control and a qualifying termination. In the event of a qualifying termination, each NEO is eligible for a lump sum payment equal to three times the sum of the prior year's base salary and average annual bonus calculated over a three year period, and a lump sum payment equal to the greater of the prior year's actual bonus or the target bonus. Each NEO would also be eligible for the continuation of certain benefits in the event of a qualifying termination. The agreements for our NEOs, other than John W. Kemper, provide for the gross-up payments to offset applicable excise taxes, if any. The Committee believes these agreements serve the best interests of the Company and its shareholders by ensuring that, if a change of control were ever under consideration, the NEOs would be able to advise the Board of Directors dispassionately about the potential transaction and implement the decision of the Board without being unduly influenced by personal concerns such as the economic consequences of possibly losing their jobs following a change of control. These agreements also provide an incentive for our NEOs not to seek other employment due to concern over losing their positions if a change of control were ever under consideration. Additional information regarding these severance agreements is found under the heading “Employment Agreements and Elements of Post-Termination Compensation” of this Proxy Statement.

Stock Ownership Guidelines
In order to continue to be eligible to receive long-term equity awards, our executive officers must meet stock ownership requirements as follows:

• Chairman	6 times base salary
• President and Chief Executive Officer	6 times base salary
• Vice Chairman	4 times base salary
• Executive Vice President	2 times base salary
Generally, an executive officer must achieve the applicable targeted ownership level within three years of being named an executive officer. As of December 31, 2023, each NEO exceeded the required share ownership level. Stock that will be considered in order to meet ownership guidelines includes all shares with respect to which the executive officer has direct or indirect ownership or control, including restricted stock (regardless of whether vested), and shares held in the executive officer's 401(k) plan account, but does not include unexercised stock options or SARs.
Impact of Accounting and Tax Treatment
Section 162(m) of the Internal Revenue Code limits our ability to deduct for U.S. income tax purposes annual compensation in excess of $1 million paid to our NEOs, and to any person who was an NEO in 2012 or any later year. Prior to its amendment by the Tax Cuts and Jobs Act, the limitation of Section 162(m) generally did not apply to options and other compensation based on performance goals if certain requirements were met. Pursuant to a transition rule, such performance-based compensation will be deductible if paid pursuant to a written binding contract in effect on November 2, 2017 that is not subsequently modified. The Committee believes that the total compensation system for executives should be managed in accordance with the objectives outlined in this discussion and in the overall best interests of the Company’s shareholders. In those instances in which the limitations on deductibility under Section 162(m) conflict with our executive compensation philosophy and objectives or with what the Committee believes to be in the best interests of the shareholders, the Committee may authorize compensation which is not fully deductible for any given year. Therefore, it is anticipated that Section 162(m) will result in a portion of compensation not being deductible for the 2023 tax year and beyond. FASB ASC Topic 718, "Compensation-Stock Compensation" requires all share-based payments to team members to reflect the fair value on the date of grant and to be expensed over the applicable vesting period.
Clawback Policy
In order to further align the interests of the Company’s Executive Officers, including the NEOs, with the interests of the shareholders and to create and maintain a culture that emphasizes integrity and accountability and that reinforces the Company’s pay-for-performance compensation philosophy, the Board and the Committee have adopted a Clawback Policy applicable to annual incentive-based compensation and long-term equity awards (collectively, "Incentive-based Compensation"). As adopted in October 2023, the policy generally provides that if the Company is required to restate its financial results due to material noncompliance with financial reporting requirements under the securities laws, the Company shall take action to recoup from Executive Officers all or any portion of the Incentive-based Compensation received by the Executive, the amount of which had been determined in whole or in part upon specific performance targets relating to the restated financial results, regardless of whether the Executive engaged in any misconduct or was at fault or responsible in any way for causing the need for the restatement. In such an event, the Company shall be entitled to recoup the amount, if any, by which the Incentive-based Compensation actually received by the Executive exceeded the payment that would have been received based on the restated financial results, computed without regard to any taxes paid. The Company’s right of clawback shall apply only if demand for clawback is made within the Clawback Period. This policy can be found in Exhibit 97 to the Company's Annual Report on Form 10-K.
Other Policies
We adopted policies which expressly prohibit hedging transactions relating to Company common stock (Anti-Hedging Policy), and repricing of underwater stock options, and, except as provided herein, we do not allow excise tax gross-ups (as explained further below). At its February 10, 2012 meeting, the Board, by resolution, adopted a policy not to offer a gross-up for taxes related to severance payments paid in connection with a change of control of the Company to any employee to whom the Company has not made such a commitment prior to the date of the resolution.
Incentive Compensation Risk Assessment
The Company ensures there is an annual risk assessment of its incentive compensation plans. Every five years, the Company engages an external independent consultant to perform the assessment. WTW initially assessed the Company's 2017 incentive plans and issued a report in March 2018. In 2022, the Company engaged WTW to refresh its independent assessment of the risk profile of the Company's incentive plans. Consistent with their prior analysis, the review in 2022 did not identify any plans that promote excessive or inappropriate risk taking. This report was used as a baseline for the 2023 incentive risk assessment.
The Company performed a risk assessment of its 2023 incentive compensation program, focusing on (a) the relationship between employee risk-taking and the Company's incentive compensation program and (b) any resulting impact on the safety and soundness of the Company. The assessment was based on final interagency guidance issued by the Federal Reserve on Sound Incentive Compensation Policies effective June 25, 2010. The guidance is designed to help ensure that our incentive compensation policies do not encourage imprudent risk-taking and are consistent with the safety and soundness of the organization.
The risk assessment concluded that the risk profile of the Company's incentive compensation program for 2023 remained substantially the same as 2022. Based on this review, no major risk concerns or design changes to specific plans were identified that warrant action. The incentive compensation program does not place undue risk on the safety and soundness of the Company.
COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT
The Compensation and Human Resources Committee reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on such review and discussion, the Compensation and Human Resources Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company's annual report on Form 10-K and this Proxy Statement for filing with the SEC.
Submitted by the Compensation and Human Resources Committee of Commerce Bancshares, Inc. Board of Directors:
Terry D. Bassham, Chairman
W. Kyle Chapman
June McAllister Fowler

EXECUTIVE COMPENSATION
The following table summarizes the total compensation paid or earned by each of our NEOs for the fiscal years ended December 31, 2023, 2022 and 2021.

Summary Compensation Table			Bonus	Stock Awards	Option Awards	Non- Equity Incentive Plan Compen- sation	Change in Pension Value and NQDC Earnings	All Other Compen- sation	Total
		Salary
Name & Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)
John W. Kemper,	2023	$1,030,816	$—	$2,065,228	$537,490	$905,559	$—	$182,546	$4,721,639
President and CEO	2022	995,354	—	1,961,278	537,494	1,642,509	—	180,255	5,316,890
	2021	969,243	—	2,163,361	—	1,598,549	—	111,154	4,842,307
Charles G. Kim,	2023	559,367	32,760	494,294	—	327,599	32,953	83,034	1,530,007
Executive Vice President	2022	539,830	—	373,889	83,727	579,346	—	80,207	1,656,999
and CFO	2021	524,683	—	466,946	83,733	562,472	—	56,191	1,694,025
Kevin G. Barth,	2023	559,367	—	494,294	—	327,599	31,440	83,094	1,495,794
Executive Vice President	2022	539,830	—	457,638	—	579,346	—	80,324	1,657,138
	2021	524,683	—	516,902	83,733	562,472	—	56,966	1,744,756
Robert S. Holmes	2023	492,294	—	347,559	—	269,100	—	28,578	1,137,531
Executive Vice President	2022	468,181	—	568,089	—	463,797	—	23,122	1,523,189
	2021	455,043	—	413,028	—	450,288	—	22,122	1,340,481
John K. Handy	2023	494,624	—	488,759	—	319,350	5,730	26,046	1,334,509
Executive Vice President	2022	469,734	—	435,309	—	552,960	—	22,822	1,480,825
	2021	432,582	—	357,940	—	459,889	—	21,822	1,272,233
_______________________________________
(1)2023 amount reflects a discretionary bonus.
(2)Amounts reflect the aggregate grant date fair value of restricted stock awards (both Long-Term Restricted Stock and Current Year Restricted Stock), computed in accordance with FASB ASC Topic 718.
(3)Amounts reflect the aggregate grant date fair value of SARs, computed in accordance with FASB ASC Topic 718. Assumptions used in calculating the value of these awards are discussed in Note 11 to the consolidated financial statements in our 2023 Annual Report on Form 10-K.
(4)Amounts reflect the cash incentive awards earned under the EICP, which is discussed in further detail under the heading “Annual Cash Incentive Compensation” in the section entitled Compensation Discussion and Analysis. Incentive awards elected to be deferred for 2023, 2022, and 2021, were as follows: Mr. Robert S. Holmes - $10,000, $20,000, and $20,000, respectively.
(5)Amounts reflect the actuarial increase in the present value of benefits under all pension plans established by the Company determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. See “Pension Benefits Narrative” for further information regarding the Company’s pension plans. Decreases in the present value of benefits are shown as zero and may occur when the interest rate used in the calculation increases or when the participant becomes older than the normal retirement age. Messrs. Charles G. Kim, Kevin G. Barth and John K. Handy had losses of $164,681, $151,210 and $33,175, respectively, for 2022. Messrs. Charles G. Kim, Kevin G. Barth and John K. Handy had losses of $16,499, $14,630 and $3,749, respectively, for 2021. For purposes of this calculation, Messrs. John W. Kemper and Robert S. Holmes are not participants in this portion of the pension plans.

(6)All Other Compensation is comprised of the following amounts:

Name	Year	401(k) Match	Premiums for Group Term Life Insurance	Company CERP Credits	Perquisites (a)	Total All Other Compensation
John W. Kemper	2023	$16,875	$810	$164,089	$772	$182,546
	2022	15,375	540	160,257	4,083	180,255
	2021	14,625	540	94,072	1,917	111,154
Charles G. Kim	2023	22,500	3,564	56,859	111	83,034
	2022	20,500	3,564	56,032	111	80,207
	2021	19,500	3,564	33,016	111	56,191
Kevin G. Barth	2023	22,500	3,564	56,859	171	83,094
	2022	20,500	3,564	56,032	228	80,324
	2021	19,500	3,564	33,016	886	56,966
Robert S. Holmes	2023	22,500	3,538	—	2,540	28,578
	2022	20,500	2,322	—	300	23,122
	2021	19,500	2,322	—	300	22,122
John K. Handy	2023	22,500	3,546	—	—	26,046
	2022	20,500	2,322	—	—	22,822
	2021	19,500	2,322	—	—	21,822
_______________________________________
(a)    Perquisites include personal use related to club dues, long-term care insurance premiums paid by the Company and cell phone reimbursements.

Pay Versus Performance
The following table summarizes the total compensation paid to our NEOs versus the performance of the Company for the fiscal years ended December 31, 2023, 2022, 2021 and 2020. In determining the “compensation actually paid” (CAP) to our NEOs, we are required to make various adjustments, as summarized below, to amounts that have been previously reported in the Summary Compensation Table (SCT), as the SEC’s valuation methods for stock compensation in this section differ from the methods required to be utilized in the SCT. The table below summarizes compensation values both previously reported in our SCT, as well as the adjusted values required in this section for the 2023, 2022, 2021, and 2020 calendar years, together with information concerning total shareholder return (“TSR”) and the Company’s reported Net Income, as well as an Actual Revenue measure (calculated as net interest income and non-interest income (including securities gains/losses)), which the Company believes represents its most important financial performance measure in evaluating pay-for-performance, other than TSR and Net Income, for the most recently completed fiscal year.

Year	SCT Total for John W. Kemper, CEO	Compensation Actually Paid to John W. Kemper, CEO (1)	Average SCT Total for Other NEOs (2)	Average Compensation Actually Paid to Other NEOs (1)(2)	Value of Initial Fixed $100 Investment Based On		Net Income (In thousands)	Company Selected Measure - Actual Revenue (4) (In thousands)
					Total Shareholder Return	Peer Group Total Shareholder Return (3)
2023	$4,721,639	$2,292,647	$1,374,460	$847,242	$102.51	$115.72	$485,177	$1,586,159
2022	5,316,890	5,621,498	1,579,538	1,656,782	121.89	116.18	500,020	1,509,226
2021	4,842,307	5,584,200	1,515,035	1,874,354	115.42	124.82	540,590	1,425,876
2020	3,662,396	3,524,001	1,413,242	1,249,382	103.49	91.34	353,885	1,346,746
____________________________________
(1)    Compensation Actually Paid (CAP) amounts include total compensation per the Summary Compensation Table, less Grant Date Fair Value of Restricted Stock Awards (RSA) and SARs, less Change in Pension Value, plus service cost of the pension, plus the change in fair value of equity awards during the current year. For years 2023, 2022, 2021 and 2020, there was no service cost for the Pre-2005 CERP and the Qualified pension plan as the benefits were frozen for all four years. A reconciliation of the CAP is shown in the table below:

Year	SCT Total	Deduct: Change in Pension Value	Deduct: SCT Value of Stock Awards	Add: Change in Value of Stock Awards during FY (a)	Deduct: SCT Value of Option Awards	Add: Change in Value of Option Awards during FY (a)	Add: Dividends on Restricted Stock	Compensation Actually Paid
John W. Kemper, CEO
2023	$4,721,639	$—	$(2,065,228)	$(27,601)	$(537,490)	$47,823	$153,504	$2,292,647

Average Other NEOs (2)
2023	$1,374,460	$(17,531)	$(456,227)	$(48,594)	$—	$(41,552)	$36,686	$847,242
_______________________________________
(a) Calculation includes the fair value (computed as of each applicable measurement date in accordance with FASB ASC Topic 718 in a manner consistent with the original calculation of fair value for grant date purposes) of restricted stock awards (both Long-Term Restricted Stock and Current Year Restricted Stock) in the case of the “Change in Value of Stock Awards” column, and SARs in the case of the “Change in Value of Option Awards” column, calculated starting with fair value as of year-end for awards granted during the applicable year, then (i) adding aggregate changes (positive or negative) in such fair value from the prior year-end to current year-end for awards granted in previous years that remained unvested at year-end; (ii) adding aggregate changes (positive or negative) in such fair value from the prior year-end to the vesting date for awards granted in prior years that vested during the applicable year and (iii) subtracting the aggregate fair value as of prior year end for any awards granted in prior years that are deemed to fail to meet applicable vesting conditions and expire during the year.
(2)    NEOs included in the Average Calculations are:
2023: Messrs. Charles G. Kim, Kevin G. Barth, Robert S. Holmes and John K. Handy
2022: Messrs. Charles G. Kim, Kevin G. Barth, Robert S. Holmes and John K. Handy
2021: Messrs. Charles G. Kim, Kevin G. Barth, Robert S. Holmes and David W. Kemper
2020: Messrs. Charles G. Kim, David W. Kemper, Kevin G. Barth, and John K. Handy
(3)    Peer Group Total Shareholder Return using the KBW NASDAQ Regional Banking Index
(4)    Actual Revenue is selected as the most important performance measurement for the current year other than net income which is also presented in the table. Actual Revenue is calculated as net interest income and non-interest income (including securities gains/losses).

The following charts demonstrate the relationship between actual compensation paid to John W. Kemper, the Company’s CEO, and average compensation paid to other NEOs and various performance measures of the Company for the fiscal years ended December 31, 2023, 2022, 2021 and 2020.

Compensation Actually Paid vs Total Return Performance
6,000,000
4,000,000
2,000,000
—
150.00
125.00
100.00
75.00
Compensation Actually Paid
Total Shareholder Return
2020
2021
2022
2023
Compensation Actually Paid to John W. Kemper
Average Compensation Actually Paid to Other NEOs
Total Shareholder Return
Peer Group Total Shareholder Return

Total compensation for the CEO and other NEOs, as disclosed in the Summary Compensation Table, is comprised of salaries and equity awards based on Company performance factors from the prior year. The CAP calculation for each year includes changes in fair market value adjustments on vesting and outstanding equity awards during the year. The CAP adjustment fluctuates due to the market conditions for the Company stock and also reflects Company performance in each of the years.

Compensation Actually Paid vs Net Income and Actual Revenue
6,000,000
4,000,000
2,000,000
—
Compensation Actually Paid
2,000,000,000
1,500,000,000
1,000,000,000
500,000,000
Net Income and Actual Revenue
2020
2021
2022
2023
Compensation Actually Paid to John W. Kemper
Average Compensation Actually Paid to Other NEOs
Net Income
Actual Revenue

The following table lists the most important financial performance measures used by the Company to link compensation actually paid to our NEOs to the performance of the Company for the fiscal year ended December 31, 2023.

Most Important Performance Measures for 2023	Description
Net Income	GAAP Net Income compared to target
Pre-provision Net Revenue	Pre-provision Net Revenue is net interest income plus non-interest income minus non-interest expense (excluding securities gains/losses) compared to target
Actual Revenue	Revenue is net interest income and non-interest income (including securities gains/losses) compared to target
Actual Return on Equity	ROE compared to peers
In setting base salaries for the CEO and other NEOs, the Company considers market data comparisons to similar positions with peer banks in order to determine the appropriateness of the base salary levels. For cash bonuses and equity compensation awards, the Company considers Company's prior year performance measures including: actual net income as compared to target; actual pre-provision net revenue as compared to target; actual revenue as compared to target; and actual return on equity compared to peer banks. See the "Annual Cash Incentive Compensation" section of the Compensation Discussion and Analysis for further detail.
CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, the following information about the relationship of the annual total compensation of the employees and the annual total compensation of the CEO, Mr. John W. Kemper, is provided. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.
For 2023, the median of the annual total compensation of all employees of the Company (other than our CEO) was $75,926; and the annual total compensation of the CEO was $4,721,639. Based on this information, for 2023 the ratio of the annual total compensation of the CEO to the median of the annual total compensation of all employees was 62 to 1.
The Company selected its first payroll payment date occurring after September 30 as the date upon which to identify the "median employee," because it provided a reasonably efficient and economical manner in which to make the determination. This first payroll payment occurred on October 14, 2022, which is within the last three months of 2022. As of October 14, 2022, the employee population consisted of 4,407 individuals with all of these individuals located in the United States. This population consisted of full-time and part-time employees, temporary/seasonal employees, and did not include independent contractors. For 2023, the Company has elected to use the same median employee as was identified in 2022. There has been no change in the Company's employee population or employee compensation arrangements that it believes significantly impact the pay ratio disclosure.
To identify the median of the annual total compensation of all employees, excluding the CEO, as well as to determine the annual total compensation of the median employee and the CEO, the Company took the following steps:

•The "median employee" was identified by using a Consistently Applied Compensation Measure (“CACM”), which consisted of the year-to-date amounts of salaries, incentives, overtime pay and those amounts relating to stock-based transactions as reflected in the payroll records. This CACM was applied to all the employees included in the calculation. Since all the employees are located in the United States, as is the CEO, no cost-of-living adjustments were made in identifying the "median employee."
•Once the median employee was identified, all of the elements of such employee's compensation for 2023 were combined in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $75,926. The difference between the median employee's CACM and the employee's annual total compensation represents the value of group term life insurance and the Company's matching contribution to the employee's 401(k) savings plan.
•With respect to the annual total compensation of the CEO, the 2023 amount reported in the "Total" column of the Summary Compensation Table above and incorporated by reference under Item 11 of Part III of the Company's Annual Report was used.

Grants of Plan-Based Awards in 2023

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards:	All Other Option Awards:	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
								Number of Shares of Stock or Units	Number of Securities Underlying Options
		Thres- hold	Target	Maxi- mum	Thres- hold	Target	Maxi- mum
Name	Grant Date	($)	($)(1)	($)	(#)	(#)	(#)	(#)(2)	(#)(3)	($/Sh)	($)
John W. Kemper	2/1/2023							32,836			$2,065,228
	2/1/2023								30,643	$62.90	537,490
			$1,093,671
Charles G. Kim	2/1/2023							7,859			494,294
			395,651
Kevin G. Barth	2/1/2023							7,859			494,294
			395,651
Robert S. Holmes	2/1/2023							5,526			347,559
			325,000
John K. Handy	2/1/2023							7,771			488,759
			300,000
_______________________________________
(1)Represents the target amount payable under the EICP for 2023 performance. There was no threshold or maximum amount payable under the EICP if actual performance was less than or greater than target. For a description of the EICP, see “Annual Cash Incentive Compensation” in the section entitled Compensation Discussion and Analysis. The actual amount earned is reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.
(2)Amounts represent both Long-Term Restricted Stock and Current Year Restricted Stock awards granted under the 2005 Equity Incentive Plan, as described under “Long-Term Equity Awards” in the section entitled Compensation Discussion and Analysis.
(3)Amounts represent SARs granted under the 2005 Equity Incentive Plan, as described under “Long-Term Equity Awards” in the section entitled Compensation Discussion and Analysis.
*    All share and per share amounts in this table have been restated for the 5% stock dividend distributed in 2023.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (Number Exercisable)	Number of Securities Underlying Unexercised Options (Number Unexercisable)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	(#)(1)	(#)(1)	(#)	($)		(#)		($)	(#)	($)
John W. Kemper	14,370	—		$26.65	1/27/2026
	18,663	—		40.17	1/31/2027
	14,601	—		43.99	1/24/2028
	43,515	—		47.53	1/23/2029
	8,648	25,951		63.10	2/2/2032
	—	30,643		62.90	2/1/2033
						149,239	(2)	$7,970,855
Charles G. Kim	15,948	—		$26.65	1/27/2026
	8,764	—		40.17	1/31/2027
	8,892	—		43.99	1/24/2028
	9,108	—		47.53	1/23/2029
	6,440	2,153		56.50	2/3/2030
	3,187	3,195		58.92	2/2/2031
	1,347	4,042		63.10	2/2/2032
						35,851	(3)	$1,914,802
Kevin G. Barth	8,764	—		$40.17	1/31/2027
	8,892	—		43.99	1/24/2028
	9,108	—		47.53	1/23/2029
	6,440	2,153		56.50	2/3/2030
	3,187	3,195		58.92	2/2/2031
						38,026	(4)	$2,030,969
Robert S. Holmes	5,742	—		$40.17	1/31/2027
	5,838	—		43.99	1/24/2028
	5,981	—		47.53	1/23/2029
						31,907	(5)	$1,704,153
John K. Handy	1,332	—		$43.99	1/24/2028
	5,981	—		47.53	1/23/2029
						36,883	(6)	$1,969,921
______________________________________
(1)The amounts contain SARs granted on January 27, 2016, January 31, 2017, January 24, 2018, January 23, 2019, February 3, 2020, February 2, 2021, February 2, 2022 and February 1, 2023. All SARs expire 10 years after the grant date. SARs generally vest 25% on the first anniversary date after the date of grant and an additional 25% exercisable on the following three anniversary dates.
(2)Represents restricted stock which vests as to 6,011 shares on January 23, 2024; 8,296 shares on January 31, 2024; 28,315 shares on February 3, 2024; 31,396 shares on February 2, 2025; 5,987 shares on February 3, 2025; 30,870 shares on February 2, 2026; 25,637 shares on February 1, 2027; 5,528 shares on February 2, 2027; and 7,199 shares on February 1, 2028.

(3)Represents restricted stock which vests as to 3,048 shares on January 23, 2024; 4,151 shares on January 31, 2024; 4,444 shares on February 3, 2024; 4,263 shares on February 2, 2025; 2,503 shares on February 3, 2025; 7,639 shares on February 2, 2026; 5,325 shares on February 1, 2027; 1,944 shares on February 2, 2027; and 2,534 shares on February 1, 2028.
(4)Represents restricted stock which vests as to 3,047 shares on January 23, 2024; 4,151 shares on January 31, 2024; 4,444 shares on February 3, 2024; 4,263 shares on February 2, 2025; 2,503 shares on February 3, 2025; 9,815 shares on February 2, 2026; 5,325 shares on February 1, 2027; 1,944 on February 2, 2027; and 2,534 shares on February 1, 2028.
(5)Represents restricted stock which vests as to 2,385 shares on January 23, 2024; 2,076 shares on January 31, 2024; 3,892 shares on February 3, 2024; 3,732 shares on February 2, 2025; 2,020 shares on February 3, 2025; 6,760 shares on February 2, 2026; 3,497 shares on February 1, 2027; 2,874 shares on February 2, 2027; 2,029 shares on February 1, 2028; 1,319 shares on February 2, 2028; and 1,323 shares on February 2, 2029.
(6)Represents restricted stock which vests as to 2,301 shares on January 23, 2024; 3,785 shares on January 24, 2024; 4,423 shares on February 3, 2024; 3,793 shares on January 24, 2025; 4,665 shares on February 2, 2025; 1,839 shares on February 3, 2025; 6,953 shares on February 2, 2026; 5,961 shares on February 1, 2027; 1,353 shares on February 2, 2027; and 1,810 shares on February 1, 2028.
*    All share and per share amounts in this table have been restated for the 5% stock dividend distributed in 2023.

Option Exercises and Stock Vested in 2023

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
John W. Kemper	—	$—	38,252	$2,404,837
Charles G. Kim	—	—	12,167	766,190
Kevin G. Barth	—	—	12,166	766,127
Robert S. Holmes	—	—	7,593	477,857
John K. Handy	—	—	9,229	579,656
_______________________________________
(1)The dollar amount realized upon exercise is calculated by multiplying the number of shares times the difference between the market price of the underlying securities at exercise and the exercise price of the option.
(2)The aggregate dollar amount realized upon vesting is calculated by multiplying the number of shares of stock by the market value of the underlying shares on the vesting date.
*    All share amounts in this table have been restated for the 5% stock dividend distributed in 2023.

Pension Benefits in 2023
    The following table summarizes information for the Retirement Plan and the "Pre-2005 Benefit" portion of the CERP for each of our NEOs.

		Number of Years of Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
Name	Plan Name	(#)(2)	($)(3)	($)
John W. Kemper	Retirement Plan	N/A	$—	$—
	CERP(1)	N/A	—	—
Charles G. Kim	Retirement Plan	14	454,159	—
	CERP(1)	14	—	—
Kevin G. Barth	Retirement Plan	20	440,056	—
	CERP(1)	20	—	—
Robert S. Holmes	Retirement Plan	N/A	—	—
	CERP(1)	N/A	—	—
John K. Handy	Retirement Plan	4	74,027	—
	CERP(1)	N/A	—	—
_______________________________________
(1)Information presented pertains to the “Pre-2005 Benefit” portion of the CERP.

(2)The “Number of Years of Credited Service” is less than actual years of service because service prior to membership in the plans and service after December 31, 2004 (the date the plans were frozen) is excluded from credited service. The actual years of service for Messrs. John W. Kemper, Charles G. Kim, Kevin G. Barth, Robert S. Holmes and John K. Handy are 16, 34, 40, 8, and 24, respectively.
(3)The present value of the benefits shown is based on a 4.98% interest rate and the Pri-2012 white collar mortality table projected using the generational MP2021 projection scale, assuming benefits commence at normal retirement age of 65.
Pension Benefits Table Narrative
The Company maintains the Retirement Plan, which is a tax-qualified defined benefit plan that provides retirement benefits to all employees who completed one year of service and attained age 21 prior to July 1, 2004. Participation in the Retirement Plan was frozen on December 31, 2004. Benefits under the Retirement Plan were partially frozen on December 31, 2004, and fully frozen on December 31, 2010, as described below.
The Retirement Plan provides benefits based upon compensation, age and years of participation. Effective January 1, 1995, benefits were provided under a cash balance formula. Under this formula, a retirement account balance is maintained for each participant. At the end of each plan year beginning after December 31, 1994 and ending December 31, 2004, the participant’s account was credited with a cash balance amount equal to a percentage of compensation for the year plus the same percentage of compensation in excess of 50% of the Social Security taxable wage base for the year.
Compensation for this purpose is limited by Section 401(a)(17) of the Internal Revenue Code ($205,000 in 2004). The applicable percentage is determined by the sum of the participant’s age and years of participation in the Retirement Plan at the beginning of the plan year, and ranged from 1% for a sum of less than 30 to 4% for a sum of 75 or more. Interest is credited to the participant’s account at the end of each plan year beginning after 1995 at a rate not less than 5% of the account balance at the end of the prior plan year. For 2023, the rate of interest was 5%. Beginning January 1, 2005, no additional cash balance credits will be applied to participants’ accounts. However, for purposes of determining the accrued benefit, interest will continue to be credited to each participant’s account until Normal Retirement Date.
Effective December 31, 2010, the retirement benefits provided from the cash balance formula were frozen. The retirement account balance will be converted to a life annuity based on actuarial factors defined in the Retirement Plan on the later of the participant’s Normal Retirement Date (as defined in the Retirement Plan) or December 31, 2010. This change only impacts benefits for participants who work past their Normal Retirement Date as the interest credit will continue to apply until a participant’s Normal Retirement Date. At retirement, a participant may select from various annual benefit options based on actuarial factors defined in the Retirement Plan.
In addition to the cash balance formula described above, a participant will receive an annual benefit equal to his annual benefit accrued through December 31, 1994 under the Retirement Plan’s prior formula, adjusted for increases in the cost of living (but not in excess of 4% per year) for each year of participation after December 31, 1994. Effective December 31, 2010, the benefit under the Retirement Plan’s prior formula was also frozen. The final cost of living increase was given on December 31, 2010, and no future cost of living increases will be provided. Certain participants of the Retirement Plan, including NEOs, will receive a special minimum benefit based on the final five-year average compensation and years of service as of December 31, 2004.
The Retirement Plan is fully funded by the Company and participants become fully vested after three years of service. All of the participating NEOs are fully vested. The normal retirement age under the Retirement Plan is 65. None of the NEOs have attained normal retirement age. Reduced benefits are available as early as age 55 with 10 years of service. Benefits are reduced based on the length of time prior to age 65 that retirement occurs. The reduction is 6.67% per year for each of the first five years of early retirement (age 60-64) plus an additional 3.33% per year for each of the next five years (ages 55-59). Of the NEOs, Messrs. Charles G. Kim, Kevin G. Barth, and John K. Handy are currently eligible for early retirement.
The estimated annual accrued benefits under the Retirement Plan for Messrs. John W. Kemper, Charles G. Kim, Kevin G. Barth, Robert S. Holmes and John K Handy are $0, $38,721, $36,530, $0, and $7,132 respectively. These benefits are shown in the form of an annual life annuity commencing at age 65. The age 65 life annuity amount is what is paid to participants who continue employment past Normal Retirement Date, once they retire.
Since January 1, 1995, the Company has maintained the CERP to provide a non-tax-qualified deferred compensation plan to a select group of executives whose benefits under the Retirement Plan are limited by the Code. The CERP is unfunded and benefits are payable from the assets of the Company. The Board of Directors has designated the CEO as a participant and the CEO has designated other executives, including certain NEOs, as participants. The present value of the benefits shown in the table is based on a 4.98% interest rate and the Pri-2012 white collar base mortality tables for employees and retirees using the generational projection scale MP-2021, assuming benefits commence at normal retirement age (or current age, if later).

A participant’s benefit under the CERP is the sum of the “Pre-2005 Benefit” and the “Post-2004 Benefit.” A participant’s benefit under the Pre-2005 Benefit is the amount by which (1) exceeds (2), where (1) is the benefit that would be payable under the Retirement Plan if that benefit were calculated using the participant’s compensation including any incentive compensation deferred under a nonqualified deferred compensation plan maintained by the Company and without regard to the compensation limit of Section 401(a)(17) of the Code; and (2) is the benefit actually payable under the Retirement Plan. Consistent with the Retirement Plan, cash balance formula additions under the CERP were frozen effective January 1, 2005, and cost of living increases were discontinued effective December 31, 2010.
None of the current NEOs are eligible to receive the Pre-2005 Benefit. Benefits under the Post-2004 Benefit are in the form of a defined contribution plan, and are described in the narrative accompanying the Nonqualified Deferred Compensation table.
Nonqualified Deferred Compensation in 2023
    The following table summarizes the contributions and earnings during 2023 for the deferred compensation portion of the EICP and the "Post-2004 Benefit" portion of the CERP.

		Executive Contributions in 2023	Registrant Contributions/Company Credits in 2023	Aggregate Earnings in 2023	Aggregate Withdrawals / Distributions	Aggregate Balance at 12/31/2023
Name	Plan Name	($)	($)(2)	($)(3)	($)	($)
John W. Kemper	EICP	$—	$—	$—	$—	$—
	CERP(1)	—	164,089	41,490	—	1,035,382
Charles G. Kim	EICP	—	—	—	—	—
	CERP(1)	—	56,859	39,191	—	879,862
Kevin G. Barth	EICP	—	—	(164,777)	—	2,063,002
	CERP(1)	—	56,859	38,836	—	872,414
Robert S. Holmes	EICP	20,000	—	17,787	—	131,727
	CERP(1)	—	—	—	—	—
John K. Handy	EICP	—	—	—	—	—
	CERP(1)	—	—	—	—	—
_______________________________________
(1)Information presented pertains to the “Post-2004 Benefit” portion of the CERP.
(2)Reflects Company contribution credits to the CERP in 2023. These amounts are included in the “All Other Compensation” column of the 2023 Summary Compensation Table.
(3)No NEO received preferential or above-market earnings on deferred compensation.
Nonqualified Deferred Compensation Table Narrative
Our NEOs are eligible to participate in a deferred compensation plan that is a part of the EICP. The EICP allows the officers to contribute up to 100% of their annual cash incentive award to this plan and, therefore, defer income tax on these amounts. Participants can select from a number of investment options, which are generally available to other employees in the Company’s 401(k) plan, including a Company stock alternative, to which their deferrals will be credited. Each participant’s account is credited with earnings, or debited with losses, based on performance of those investment options. Benefits are payable in a lump sum or up to ten annual installments. Participants may not make withdrawals during employment.

The Post-2004 Benefit portion of the CERP provides for a Company contribution credit on the last day of each plan year beginning on and after January 1, 2005 equal to 7% of the participant’s eligible compensation above the pay limit imposed under the Code for purposes of the Company’s qualified 401(k) retirement plan (the “Participating Investment Plan”) for the year ($330,000 in 2023). The Company may make additional contribution credits to the extent that limitations were imposed on contributions by CERP participants to the Participating Investment Plan due to the nondiscrimination test of Code Section 401(m). No additional contributions were made in 2023.
Eligible compensation for the Post-2004 Benefit portion of the CERP generally includes W-2 earnings. Eligible compensation for 2023 in excess of the pay limit imposed under the Code was as follows: Messrs. John W. Kemper $2,344,135; Charles G. Kim $812,277; and Kevin G. Barth $812,277. Note that Robert S. Holmes and John K. Handy were not eligible for the Post-2004 Benefit portion of the CERP during 2023.
Each year the Company will credit or debit the participant’s Post-2004 CERP account to reflect deemed earnings. The current rate of earnings credit is fixed at 5%, which corresponds to the rate of interest earned on the cash balance accounts of participants in the Retirement Plan. Benefits are payable in the form of a lump sum or annual installments for up to ten years pursuant to the election of the participant.

Employment Agreements and Elements of Post-Termination Compensation
We do not have employment agreements with our NEOs. However, there are several arrangements that provide post-termination benefits.
Change of Control Severance Agreements
The Company has in place a severance agreement (“Severance Agreement”) with each NEO other than Robert S. Holmes. The Severance Agreements provide for payments and certain benefits (which payments and benefits shall be referred to as the “Severance Benefits”) in the event of a “Qualifying Termination” in connection with a “Change of Control.”
For purposes of each Severance Agreement, “Change of Control” means:
•Any Person (as defined in Section 3(a)(9) of the Exchange Act, with certain exclusions provided for in the Severance Agreement) who becomes the “beneficial owner,” directly or indirectly, of 20% of the Company’s outstanding shares or the combined voting power of the then outstanding shares of the Company; or
•Individuals who on the date of the Severance Agreement constituted the Board or any new Director whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved by at least two-thirds of the Directors then still in office who were either Directors on the date of the Severance Agreement or whose appointment, election or nomination was previously approved, shall fail to constitute the majority of the Board of Directors; or
•There is consummated a merger or consolidation of the Company with any other corporation other than (i) a merger or consolidation in which the combined voting power immediately after the merger or consolidation was at least 80% of the same combined voting power immediately prior to the merger or consolidation or (ii) the merger or consolidation was for the purpose of the recapitalization of the Company in which no person is or becomes the beneficial owner of 20% or more of the outstanding shares of the Company or the combined voting power of the Company’s outstanding securities; or
•The shareholders approve a plan of complete liquidation or dissolution of the Company or there is a sale or disposition of substantially all of the Company’s assets, other than a sale or disposition to an entity that has at least 80% of the combined voting securities owned by persons in substantially the same proportions as their ownership of the Company immediately prior to such sale.
“Qualifying Termination” means:
•Within twelve months prior to a Change of Control, the NEO’s employment is terminated by the Company under circumstances not constituting Cause and in contemplation of, or caused by, the Change of Control, such Change of Control is pending at the time of termination, and the Change of Control actually occurs; or
•Within three years following a Change of Control, the NEO’s employment is involuntarily terminated by the Company under circumstances not constituting Cause, the successor company fails or refuses to assume the obligations of the Company under the Severance Agreement, or the Company or any successor company breaches any provisions of the Severance Agreement; or
•A voluntary termination of employment by the NEO under circumstances constituting “Good Reason” within three years following a Change of Control; or
•A voluntary termination of employment by an NEO for any reason within the period beginning on the first anniversary of the Change of Control and ending thirty days after such date.
“Cause” means willful misconduct or conduct by the NEO that was knowingly fraudulent or deliberately dishonest.
“Good Reason” means (i) the NEO, in his reasonable judgment, determines that his duties have been materially reduced in terms of authority and responsibility from those existing immediately prior to the Change of Control; or (ii) the NEO is required to be based at a location that is thirty-five or more miles farther from his primary residence at the time of the requirement than it was prior thereto; or (iii) there is a reduction in the NEO’s base salary to an amount that is less than the base salary in effect twelve months prior to the Change of Control; or (iv) there is a material reduction in the NEO’s level of participation in any of the Company’s incentive compensation plans, benefit plans, policies, practices or arrangements in which the NEO participated immediately prior to the Change of Control and such reduction is not consistent with the average level of participation by other executives who have a similar position.
“Severance Period” means a number of whole and fractional years equal to the lesser of: (a) three or (b) the quotient of the number of months following termination until the NEO attains age 65, divided by twelve. For John K. Handy, the Severance Period is a number of whole and fractional years equal to the lesser of: (a) one and a half or (b) the quotient of the number of months following termination until the NEO attains age 65, divided by twelve.

In the event that an NEO becomes entitled to Severance Benefits, the Company shall pay to or provide the NEO with the following:
•A lump sum payment equal to the product of: (i) the Severance Period, multiplied by (ii) the sum of the NEO’s base salary in effect 12 months prior to the Change of Control and the NEO’s average bonus for the three completed fiscal years of the Company preceding the fiscal year in which the Change of Control occurs;
•A lump sum payment equal to the greater of the NEO’s actual bonus for the fiscal year of the Company preceding the fiscal year in which the Change of Control occurs or the NEO’s target bonus for the fiscal year of the Company in which a Qualifying Termination occurs, calculated with the assumption that both the Company and the NEO achieved all performance objectives required to earn the target bonus, and prorated based on the number of days elapsed in the Company’s fiscal year during which employment terminates;
•Continuation of health, life and disability insurance to the NEO during the Severance Period at a cost to the NEO equal to the amount paid by similarly situated active employees at the time of the earliest event that could constitute “Good Reason.” To the extent such benefits are taxable, there is a gross-up for taxes;
•The opportunity to borrow, to the extent permitted by applicable law, from the Company or an affiliate thereof, for an interest rate set by the NEO (which may be zero), an amount equal to the sum of the NEO’s outstanding stock options and taxes resulting from the exercise and the vesting of the NEO’s restricted stock, with repayment required upon the passage of 180 consecutive days of the NEO being able to sell stock acquired by the exercise and being able to sell vested, restricted stock without restriction; and
•Reimbursement for the costs, if any, of outplacement services obtained by the NEO following a Qualifying Termination.
In the event that any payments are subject to the application of any tax pursuant to Section 4999 of the Code (an “Excise Tax”), the Company shall also pay to the NEO an additional amount sufficient to make the net amount payable to the NEO the same as the NEO would have received had the Excise Tax not been imposed. The Company will reimburse the NEO for all fees, expenses and costs incurred in connection with any Excise Tax; however, at its February 10, 2012 meeting, the Board, by resolution, adopted a policy not to offer a gross-up for taxes related to severance payments paid in connection with a Change of Control of the Company to any employee to whom the Company has not made such a commitment prior to the date of the resolution.
The Severance Benefits are reduced by any other severance benefits or damages for termination paid or owed to the NEO, if such offset would not result in additional tax, interest or penalties pursuant to Section 409A of the Code.
The Company is obligated to pay any attorneys’ fees and costs incurred in connection with any dispute concerning the Severance Agreement unless the dispute by the NEO is frivolous.
The terms and conditions of the Severance Agreement between the Company and John W. Kemper are similar to the Severance Agreement described above, except: (1) a "Qualifying Termination" does not include a voluntary termination of employment by John W. Kemper for any reason within the period beginning in the first anniversary of the Change in Control and ending thirty days after such date; and (2) no gross-up for taxes related to severance payments paid in connection with a Change of Control of the Company will be paid to John W. Kemper.
Restricted Stock, Stock Options and Stock Appreciation Rights
Our outstanding unvested restricted stock grants are normally forfeited upon termination of employment; however, there are special vesting rules in the case of death, disability or retirement. In the case of death or disability, outstanding unvested restricted stock immediately vests in the same proportion that the number of full months from the date of grant to the date of death or disability bears to the total restriction period applicable to the award. In the case of “retirement,” the same pro rata vesting provision applies, except the vesting is not effective until the last day of the restriction period applicable to the award and vesting remains subject to the Company satisfying any Company performance condition on vesting. “Retirement” means termination of employment after attaining age 60 and having at least ten years of service (non-competition agreements are not included in the definition of “retirement” in the plan document, but signing a non-competition agreement is a condition to restricted stock grants). In addition, otherwise unvested outstanding restricted stock, stock appreciation rights and options immediately vest upon the occurrence of a change of control. For this purpose “change of control” has the same meaning as applies for purposes of the Change of Control Severance Agreements (see “Change of Control Severance Agreements” under “Employment Agreements and Elements of Post-Termination Compensation”), except different dates are used for determining the incumbent Board of Directors.

Deferred Compensation
The CERP and EICP provide for payments of nonqualified deferred compensation after termination of employment. See “Pension Benefits Narrative” and “Nonqualified Deferred Compensation Narrative” for a description of those arrangements.
Long-Term Disability
The NEOs generally have the same long-term disability benefit as all salaried employees, except that the definition of “disability” for the NEOs is more favorable because the benefit after the first 36 months of disability for salaried employees who are not vice presidents or above is based on a more restrictive definition of disability than the one that applies to vice presidents and above.
Commerce Retirement Plan
The qualified defined benefit pension plan was frozen and closed to new participants January 1, 2004, so not all salaried employees participate. The NEOs, except for John W. Kemper and Robert S. Holmes, participate in this plan and receive earnings credits to their cash balance accounts. See “Pension Benefits Narrative” for a description of this arrangement.

Potential Payments upon Termination or Change of Control
The following table assumes the relevant triggering event occurred on December 31, 2023.

Executive Benefits and Payments upon Termination	Voluntary Termination	Normal Retirement	Death	Disability	Qualified Termination After a Change of Control
John W. Kemper
Compensation:
Salary	$—	$—	$—	$—	$6,909,792	(1)
Bonus	—	—	—	—	1,642,509	(2)
SARs/option awards	—	—	—	—	—	(3)
Restricted stock awards	—	5,011,621	5,011,621	5,011,621	7,970,855	(4)
EICP/CERP	1,035,382	1,035,382	1,035,382	1,035,382	1,035,382	(5)
Excise tax reimbursement	—	—	—	—	—	(6)
Benefits:
Retirement plan	—	—	—	—	—	(7)
Post-termination insurance premiums	—	—	—	—	85,338	(8)
Total	$1,035,382	$6,047,003	$6,047,003	$6,047,003	$17,643,876

Charles G. Kim
Compensation:
Salary	$—	$—	$—	$—	$2,067,094	(1)
Bonus	—	—	—	—	579,346	(2)
SARs/option awards	—	—	—	—	—	(3)
Restricted stock awards	—	1,225,813	1,225,813	1,225,813	1,914,802	(4)
EICP/CERP	879,862	879,862	879,862	879,862	879,862	(5)
Excise tax reimbursement	—	—	—	—	—	(6)
Benefits:
Retirement plan	454,159	454,159	211,070	454,159	454,159	(7)
Post-termination insurance premiums	—	—	—	—	61,339	(8)
Total	$1,334,021	$2,559,834	$2,316,745	$2,559,834	$5,956,602

Executive Benefits and Payments upon Termination	Voluntary Termination	Normal Retirement	Death	Disability	Qualified Termination After a Change of Control
Kevin G. Barth
Compensation:
Salary	$—	$—	$—	$—	$1,493,359	(1)
Bonus	—	—	—	—	579,346	(2)
SARs/option awards	—	—	—	—	—	(3)
Restricted stock awards	—	1,285,953	1,285,953	1,285,953	2,030,969	(4)
EICP/CERP	2,935,416	2,935,416	2,935,416	2,935,416	2,935,416	(5)
Excise tax reimbursement	—	—	—	—	—	(6)
Benefits:
Retirement plan	440,056	440,056	204,516	440,056	440,056	(7)
Post-termination insurance premiums	—	—	—	—	45,774	(8)
Total	$3,375,472	$4,661,425	$4,425,885	$4,661,425	$7,524,920

Robert S. Holmes
Compensation:
Salary	$—	$—	$—	$—	$—	(1)
Bonus	—	—	—	—	—	(2)
SARs/option awards	—	—	—	—	—	(3)
Restricted stock awards	—	1,020,665	1,020,665	1,020,665	1,704,153	(4)
EICP/CERP	131,727	131,727	131,727	131,727	131,727	(5)
Excise tax reimbursement	—	—	—	—	—	(6)
Benefits:
Retirement plan	—	—	—	—	—	(7)
Post-termination insurance premiums	—	—	—	—	—	(8)
Total	$131,727	$1,152,392	$1,152,392	$1,152,392	$1,835,880

John K. Handy
Compensation:
Salary	$—	$—	$—	$—	$1,394,906	(1)
Bonus	—	—	—	—	552,960	(2)
SARs/option awards	—	—	—	—	—	(3)
Restricted stock awards	—	1,284,297	1,284,297	1,284,297	1,969,921	(4)
EICP/CERP	—	—	—	—	—	(5)
Excise tax reimbursement	—	—	—	—	—	(6)
Benefits:
Retirement plan	74,027	74,027	34,404	74,027	74,027	(7)
Post-termination insurance premiums	—	—	—	—	44,910	(8)
Total	$74,027	$1,358,324	$1,318,701	$1,358,324	$4,036,724
_______________________________________
(1)Salary is calculated as the sum of the prior year base salary plus the average bonus for the prior 3 years, times the "Severance Period" which means the lesser of: (a) three or (b) the quotient of the number of months following termination until the NEO attains age 65, divided by twelve, and is payable upon a qualifying termination. For John K. Handy, the Severance Period is a number of whole and fractional years equal to the lesser of: (a) one and a half or (b) the quotient of the number of months following termination until the NEO attains age 65, divided by twelve.
(2)Bonus amount is the greater of (a) the 2022 annual cash incentive paid in 2023, or (b) the 2023 target annual cash incentive under the EICP, not prorated.

(3)Under a Change of Control, all unvested SARs and options would become immediately vested. The amount shown is the excess of the market price of our common stock at December 31, 2023 over the exercise price of all unvested SARs and options.
(4)It is assumed that all NEOs are eligible for the special vesting rules as of December 31, 2023. Amounts are based on the prorated vested shares at market price at December 31, 2023.
(5)The payment under the EICP/CERP is the aggregate balance in each NEO's deferred compensation plan that is assumed to be paid upon either voluntary termination, retirement, death, disability or a Change of Control.
(6)Under a Change of Control, the Company is required to reimburse the NEOs, other than John W. Kemper and Robert S. Holmes, for any excise taxes that may be imposed and any other fees and expenses. It was determined that none of the NEOs would be eligible for such payments.
(7)Benefits payable under the Retirement Plan are assumed to commence at age 65. The benefit upon death is calculated as a portion of the normal benefit.
(8)This amount reflects the net present value of estimated insurance payments to be made by the Company for the NEOs, plus a gross-up for taxes, during the Severance Period.
Equity Compensation Plan Information
The following table provides information as of December 31, 2023, with respect to compensation plans under which common shares of Commerce Bancshares, Inc. are authorized for issuance to certain officers in exchange for services provided. These compensation plans include the Commerce Bancshares, Inc. Equity Incentive Plan, the Commerce Bancshares, Inc. Stock Purchase Plan for Non-Employee Directors (“Director Plan”), and the Commerce Bancshares, Inc. Executive Incentive Compensation Plan (“EICP”).

Plan Category	(a) Number of Common Shares to be Issued upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		(c) Number of Common Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Shares Reflected in Column (a))
Equity compensation plans approved by shareholders	448,464	(1)	$47.10	(2)	6,197,988	(3)
Equity compensation plans not approved by shareholders	—		—		103,307	(4)
Total	448,464		$47.10		6,301,295

(1)Includes 171,640 shares issuable upon exercise of stock appreciation rights granted under the Equity Incentive Plan. Issuable shares from stock appreciation rights were computed on a net basis using the fair market value of Common Stock at December 31, 2023. Also included are 276,824 common shares allocated to participants’ accounts under the EICP.
(2)Represents the weighted average exercise price of outstanding stock appreciation rights under the Equity Incentive Plan.
(3)6,197,988 common shares remaining available under the Equity Incentive Plan.
(4)103,307 common shares remaining available under the Director Plan.
Compensation and Human Resources Committee Interlocks and Insider Participation
During 2023, the Compensation and Human Resources Committee consisted of Messrs. Terry D. Bassham (Chairman), W. Kyle Chapman, and June McAllister Fowler. All members of the Committee were independent members of the Board of Directors of the Company. None of the members of the Compensation and Human Resources Committee has been an officer or employee of the Company. None of our executive officers serves on the board of directors or compensation committee of a company that has an executive officer that was elected to the Board or the Compensation and Human Resources Committee, except that during 2023, Mr. David W. Kemper served on the board of directors of The Crawford Group, Inc. Ms. Christine B. Taylor is a director of The Crawford Group, Inc.

AUDIT AND RISK COMMITTEE REPORT
The role of the Audit and Risk Committee is to assist the Board of Directors in its oversight of the Company’s accounting, auditing and financial reporting processes, the Company’s credit review function and the Company’s enterprise risk management. As noted under the “Corporate Governance” and “Director Independence” sections of this Proxy Statement, the Board of Directors has determined that all members of the Audit and Risk Committee are “independent” within the meaning of SEC Rule 10A-3 and the NASDAQ listing rules. The Audit and Risk Committee operates pursuant to a written Charter approved by the Board that is available on the Company's website at https://investor.commercebank.com/overview/corporate-governance/. As set forth in the Charter, management of the Company is responsible for establishing and maintaining the Company’s internal control over financial reporting and for preparing the Company’s financial statements in accordance with generally accepted accounting principles and applicable laws and regulations. Management is also responsible for conducting an evaluation of the effectiveness of the internal control over financial reporting based on the framework in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Audit and Risk Committee is directly responsible for the compensation, appointment and oversight of KPMG LLP, the independent registered public accounting firm ("independent auditor" or "external auditor") for the Company. KPMG LLP is responsible for performing an independent audit of the Company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. KPMG LLP is also responsible for expressing an opinion on the Company’s internal control over financial reporting.
Members of the Audit and Risk Committee include Benjamin F. Rassieur, III (Chairman), Blackford F. Brauer, Karen L. Daniel, Todd R. Schnuck and Kimberly G. Walker. The Board has determined that Ms. Daniel and Mr. Schnuck both qualify as an “Audit and Risk Committee financial expert” as required by the SEC pursuant to Section 407 of the Sarbanes-Oxley Act of 2002 and Ms. Daniel is an “Audit and Risk Committee risk expert” as required in 12CFR Part 252.22 - Regulation YY Enhanced Prudential Standards.
The Audit and Risk Committee’s responsibility is one of oversight. Members of the Audit and Risk Committee rely on the information provided and the representations made to them by: (i) management, which has primary responsibility for establishing and maintaining appropriate internal financial controls over financial reporting, and for Company financial statements and reports and (ii) the external auditor, which is responsible for expressing an opinion that the financial statements have been prepared in accordance with generally accepted accounting principles, that management’s assessment that the Company maintained effective internal control over financial reporting is fairly stated, and that the audit of the Company’s financial statements by the external auditor has been carried out in accordance with Standards of the Public Company Accounting Oversight Board (PCAOB).
In this context, the Audit and Risk Committee has considered and discussed the audited financial statements and management’s assessment on internal control over financial reporting with management and the independent auditors as of December 31, 2023. The Audit and Risk Committee has also discussed with the independent auditors the matters required to be discussed by PCAOB Auditing Standard No. 1301, Communication with Audit Committees. Finally, the Audit and Risk Committee has received the written communications from KPMG LLP required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence. The Audit and Risk Committee has considered the compatibility of non-audit services with the auditors’ independence and has discussed with the external auditors their independence.
Based on the reviews and discussions described in this report, and exercising the Audit and Risk Committee’s business judgment, the Audit and Risk Committee recommends to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 to be filed with the SEC.
The Audit and Risk Committee has selected KPMG LLP as the Company’s external auditors for fiscal 2024 and has approved submitting the selection of the independent external auditors for ratification by the shareholders. Audit, audit-related and any permitted non-audit services provided to Commerce Bancshares, Inc. by KPMG LLP are subject to pre-approval by the Audit and Risk Committee. All fees paid in 2023 were pre-approved by the Audit and Risk Committee.
Submitted by the Audit and Risk Committee of the Company’s Board of Directors:

Benjamin F. Rassieur, III (Chairman)	Blackford F. Brauer	Karen L. Daniel
Todd R. Schnuck	Kimberly G. Walker

Pre-approval of Services by the External Independent Registered Public Accounting Firm
The Audit and Risk Committee has adopted a policy for pre-approval of audit and permitted non-audit services provided by the Company’s external auditor. Annually, the Audit and Risk Committee will review and approve the audit services to be performed along with other permitted services including audit-related and tax services to be provided by its external auditor. The Audit and Risk Committee may pre-approve certain recurring designated services where appropriate and services for individual projects that do not exceed $25,000.
Proposed engagements that do not meet these criteria may be presented to the Audit and Risk Committee at its next regular meeting or, if earlier consideration is required, to one or more of its members. The member or members to whom such authority is delegated shall report any specific approval of services at the next regular Audit and Risk Committee meeting. The Audit and Risk Committee will regularly review summary reports detailing all services provided to the Company by its external auditor.
Fees Paid to KPMG LLP
The following is a summary of fees billed by KPMG LLP for professional services rendered during the fiscal years ended December 31, 2023 and 2022:

	2023	2022
Audit fees	$1,407,704	$1,226,999
Audit-related fees	69,895	64,125
Tax fees	135,745	201,537
All other fees	—	—
Total	$1,613,344	$1,492,661
The audit fees billed by KPMG LLP are for professional services rendered for the audits of the Company’s annual consolidated financial statements and the audit of the Company’s internal control over financial reporting for the fiscal year ended December 31, 2023 and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for that fiscal year. KPMG LLP also performed audits in 2023 for the Company's brokerage subsidiary and in 2023 and 2022 for the Company’s private equity subsidiary. KPMG LLP provided accounting research and advice in both 2023 and 2022.
Audit-related fees are mainly for services rendered for agreed upon examination procedures relating to the Company’s mortgage banking operation. Tax fees are for services including both review and preparation of corporate income tax returns and tax consulting services.
PROPOSAL TWO
RATIFICATION OF THE SELECTION OF KPMG LLP
AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2024
Pursuant to the Sarbanes-Oxley Act of 2002, the Audit and Risk Committee of the Company is responsible for the selection and approval of the Company’s independent registered public accounting firm for the purpose of the examination and audit of the Company’s financial statements for 2024. The Audit and Risk Committee has also adopted a procedure for the pre-approval of non-audit services. The Audit and Risk Committee has selected and the Board of Directors has ratified the selection of KPMG LLP as the firm to conduct the audit of the financial statements of the Company and certain of its subsidiaries for 2024. This selection is presented to the shareholders for ratification; however, the failure of the shareholders to ratify the selection will not change the engagement of KPMG LLP for 2024. The Audit and Risk Committee will consider the vote of the shareholders for future engagements. Representatives of KPMG LLP are expected to be attending the Meeting and will be available to respond to appropriate questions. The representatives will also be provided an opportunity to make a statement.

The Board of Directors Recommends a Vote FOR the Ratification of the Selection of KPMG LLP as the Company's Independent Registered Public Accounting Firm for 2024.
PROPOSAL THREE
SAY ON PAY --- ADVISORY APPROVAL OF THE COMPANY'S EXECUTIVE COMPENSATION
The following proposal is an advisory, non-binding vote on the compensation of the Company’s named executive officers as required by Section 14A of the Exchange Act which was added by Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and by rules of the SEC. In accordance with the advisory recommendation of our shareholders at the Company’s 2017 annual meeting, the Company’s Board of Directors has determined that the Company will hold the non-binding, advisory vote to approve the compensation of the Company’s named executive officers once every year.

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the proxy statement for the Company’s 2024 annual meeting of shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”
Shareholders are being asked to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis, tabular disclosures, and other narrative executive compensation disclosures in the proxy statement. The vote is not binding on the Company.
The Company’s goal for its executive compensation program is to attract, motivate and retain a talented team of executives who will provide leadership for the Company’s success in a highly regulated industry and in competitive markets. The Company seeks to accomplish this goal in a way that rewards performance and is aligned with its shareholders’ long-term interests. The Company believes that its executive compensation program, which emphasizes long-term equity awards, satisfies this goal and is strongly aligned with the long-term interests of its shareholders. Please refer to the section entitled Compensation Discussion and Analysis for a thorough discussion of the Company’s executive compensation program. As an advisory vote, this proposal is not binding on the Company; however, the Compensation and Human Resources Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

The Board of Directors Recommends a Vote FOR the proposal to approve the Company's executive compensation.
OTHER MATTERS
The management of the Company does not know of any matter or business to come before the meeting other than that referred to in the notice of meeting but it is intended that, as to any such other matter or business, the person named in the accompanying proxy will vote said proxy in accordance with the judgment of the person or persons voting the same.

ELECTRONIC ACCESS TO PROXY STATEMENT AND ANNUAL REPORT
Shareholders of record can view the proxy statement and the 2023 annual report as well as vote their shares at www.envisionreports.com/CBSH. Shareholders who hold their Company stock through a broker, bank, trustee or nominee may view the proxy statement and 2023 annual report at www.edocumentview.com/CBSH.
The proxy statement and the 2023 annual report are also available on the Company's website at www.commercebank.com/ under "Investor Relations/Filings & Financials/SEC Filings".
Employee PIP (401K) shareholders who have a company email address and online access will automatically be enrolled to receive the annual report and proxy statement over the Internet unless they choose to opt out.
Shareholders who hold their Company stock through a broker, bank, trustee or nominee should refer to the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet.

The Company undertakes to provide without charge to each person solicited, upon the written request of such person, a copy of the Company's proxy and annual report on Form 10-K, including the financial statements and financial statement schedules, required to be filed with the SEC pursuant to Rule 13a-1 under the Exchange Act for the Company's most recent fiscal year. Requests should be directed to Computershare, online at www.envisionreports.com/CBSH, by telephone at 1-866-641-4276, or by email at investorvote@computershare.com. Please refer to the Notice for more detailed instructions for requesting such materials by mail.

By Order of the Board of Directors
Margaret M. Rowe
Secretary

March 8, 2024

Commerce Bancshares, Inc.

VOTE

Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 11:00 p.m. Central Time, Tuesday, April 16, 2024, except proxies submitted for shares held in Company's Participating Investment Plan must be received by 11:00 p.m. Central Time on April 10, 2024.

Online
Go to **www.envisionreports.com/CBSH** or scan the QR code – login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/CBSH

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

2024 Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals – The Board of Directors recommend a vote FOR each Director and FOR Proposals 2 and 3.

Nominee	For	Withhold
01 - Terry D. Bassham	☐	☐
02 - John W. Kemper	☐	☐
03 - Jonathan M. Kemper	☐	☐

+

B Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /		

1 U P X +

03XT4C

Commerce Bancshares, Inc. Annual Meeting of Shareholders will be held on
Wednesday, April 17, 2024, at 9:30 a.m., Central Time, virtually via the Internet at meetnow.global/MJU5XK6.

To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.

Small steps make an impact.

Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/CBSH

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Commerce Bancshares Inc.

Notice of 2024 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting — April 17, 2024

David W. Kemper and John W. Kemper, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Commerce Bancshares, Inc. Annual Meeting of Shareholders to be held on Wednesday, April 17, 2024, at 9:30 a.m., Central Time, virtually via the Internet at meetnow.global/MJU5XK6. To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.

Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR each Director, and FOR Proposals 2 and 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

C **Non-Voting Items**

Change of Address — Please print new address below.

Comments — Please print your comments below.